Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

INTOUCH TECHNOLOGIES, INC.,

TELADOC HEALTH, INC.,

JONATA SUB ONE, INC.

JONATA SUB TWO, INC.

and

FORTIS ADVISORS LLC,
as Equityholder Representative

Dated as of January 11, 2020

TABLE OF CONTENTS

Page

Article I. THE MERGERS	2

1.1 The Mergers	2
1.2 Effective Time	2
1.3 Effects of the First Merger	3
1.4 Effects of the Second Merger	3

Article II. EFFECT ON CAPITAL STOCK	4

2.1 Treatment of Capital Stock in the First Merger	4
2.2 Treatment of Capital Stock in the Second Merger	5
2.3 Payment for Securities	5
2.4 Dissenting Shares	8
2.5 Treatment of Company Options	9
2.6 Estimated Cash Consideration Amount; Closing Consideration Schedule	9
2.7 Deductions for Escrows and Expense Fund	10
2.8 Post-Closing Adjustments to the Estimated Cash Consideration Amount	13
2.9 Withholding Rights	14
2.10 Adjustments to Consideration	15

Article III. CLOSING	16

3.1 The Closing	16
3.2 Payments at Closing	16

Article IV. REPRESENTATIONS AND WARRANTIES OF the company	17

4.1 Organization of the Company Group	17
4.2 Capitalization	17
4.3 Authorization	19
4.4 No Violation	20
4.5 Consents and Approvals	20
4.6 Financial Statements	20
4.7 Liabilities	21
4.8 Absence of Changes	21
4.9 Tangible Assets	22
4.10 Contracts and Commitments	22
4.11 Permits	24
4.12 Litigation	24
4.13 Compliance with Law	24
4.14 [Reserved]	25
4.15 Intellectual Property	25
4.16 Real Property	30
4.17 Labor Matters	31

i

4.18 Employee Benefit Plans	32
4.19 Affiliate Transactions	34
4.20 Insurance	34
4.21 Tax Matters	35
4.22 Compliance with Environmental Laws	38
4.23 Customers	38
4.24 No Brokers	38

Article V. REPRESENTATIONS AND WARRANTIES OF parent and the merger subs	39

5.1 Organization of Parent and the Merger Subs	39
5.2 Capitalization	39
5.3 Parent Stock	39
5.4 Interim Operations of the Merger Subs	40
5.5 Authorization	40
5.6 Consents and Approvals	40
5.7 No Conflict or Violation	41
5.8 Parent SEC Reports	41
5.9 Parent Financial Statements	41
5.10 Internal Control over Financial Reporting	41
5.11 Litigation	42
5.12 Compliance with Laws	42
5.13 Availability of Funds	42
5.14 No Material Adverse Effect	42
5.15 Intellectual Property	42
5.16 Tax	43
5.17 No Brokers	43
5.18 Non-Reliance	43

Article VI. COVENANTS	44

6.1 Conduct of Business by the Company	44
6.2 Access to Information	47
6.3 Consents; Filings	48
6.4 Company Written Consent; Stockholder Notice	48
6.5 Tax Matters	49
6.6 Indemnification of Officers and Directors	52
6.7 Confidentiality; Publicity	52
6.8 Exclusivity	53
6.9 Payoff Letters	53
6.10 NYSE Listing	54
6.11 R&W Insurance	54
6.12 280G Cooperation	54
6.13 Benefits Plan Terminations	54
6.14 Continuation of Benefits	55
6.15 Notices of Certain Events	56

6.16 Further Assurances	56
6.17 Legal Representation	56
6.18 Financial Statements; Other Cooperation	57
6.19 Interim Period Payments	58
6.20 Parent Registration Statements	59
6.21 Certain Matters	59

Article VII. INDEMNIFICATION; REMEDIES	60

7.1 Survival	60
7.2 Indemnification	60
7.3 Limitations on Indemnity	61
7.4 Direct Claims Indemnification Procedures	62
7.5 Defense of Third-Party Claims	63
7.6 Effect of Knowledge or Waiver of Condition	64
7.7 Escrow; Payment	65
7.8 No Contribution	65
7.9 Indemnification Sole Remedy	65
7.10 Tax Consequences of Payments	66
7.11 Losses Net of Insurance	66

Article VIII. CONDITIONS TO closing	67

8.1 Conditions to the Obligations of Each Party	67
8.2 Conditions to Obligations of the Company	67
8.3 Conditions to Obligations of Parent and the Merger Subs	68

Article IX. TERMINATION	70

9.1 Termination	70
9.2 Effect of Termination	71

Article X. MISCELLANEOUS	71

10.1 Defined Terms	71
10.2 Usage; Disclosure Schedules	86
10.3 Assignment	87
10.4 Governing Law	87
10.5 Consent to Jurisdiction	87
10.6 Waiver of Trial by Jury	88
10.7 Counterparts	88
10.8 Headings	88
10.9 Notices	88
10.10 Amendments; Waivers	90
10.11 Severability	90
10.12 Entire Agreement	91
10.13 Construction	91
10.14 No Personal Liability	91

10.15 Fees, Costs and Expenses	91
10.16 No Third-Party Beneficiaries	91
10.17 Specific Enforcement	92
10.18 Appointment of the Equityholder Representative	92
10.19 No Recourse	94

List of Exhibits and Schedules

Exhibit A	Form of First Certificate of Merger
Exhibit B	Form of Second Certificate of Merger
Exhibit C	Certificate of Incorporation of Second Surviving Corporation
Exhibit D	Bylaws of Second Surviving Corporation
Exhibit E	Form of Accredited Investor Certification
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Company Written Consent

Schedule I	Consenting Stockholders
Schedule II	Non-Compete

Schedule 2.5(a)	Holders of Excluded Options
Schedule 7.9(a)	Stockholder

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 11, 2020, is by and among (i) Teladoc Health, Inc., a Delaware corporation (“Parent”); (ii) Jonata Sub One, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 1”); (iii) Jonata Sub Two, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub 2” and, together with Merger Sub 1, the “Merger Subs”); (iv) InTouch Technologies, Inc., a Delaware corporation (the “Company”); and (v) Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the representative of the Company Equityholders (the “Equityholder Representative”).

RECITALS

WHEREAS, the parties hereto desire to effect the acquisition of the Company by Parent through (i) the merger of Merger Sub 1 with and into the Company with the Company continuing as the surviving corporation in the merger (the “First Merger”), followed by (ii) the merger of the Company with and into Merger Sub 2 with Merger Sub 2 continuing as the surviving corporation in the merger (the “Second Merger”, and together with the First Merger, the “Mergers”), in each case upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, for United States federal income tax purposes, the parties intend, by executing this Agreement, to adopt a plan of reorganization and to cause the Mergers to qualify as a reorganization within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, to enter into this Agreement, and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the First Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, the Stockholders identified on Schedule I (the “Consenting Stockholders”) will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, the Company Written Consent;

WHEREAS, at or prior to the Closing, and as a condition and inducement to Parent’s willingness to consummate the transactions contemplated by this Agreement, certain Company Equityholders will enter into Restrictive Covenant Agreements with Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Stockholders are entering into support agreements with Parent, pursuant to which such Stockholders have agreed to consent to and support this Agreement and the transactions contemplated hereby (each a “Support Agreement”);

WHEREAS, in connection with the transactions contemplated hereby, Parent may make inducement grants of equity-based awards related to shares of Parent Stock to certain employees of the Company and its Subsidiaries; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Article I.
THE MERGERS

1.1           The Mergers.

(a)               Pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the First Effective Time, Merger Sub 1 shall be merged with and into the Company, the separate corporate existence of Merger Sub 1 shall thereupon cease and the Company will continue as the surviving corporation in the First Merger. The corporation surviving the First Merger is sometimes hereinafter referred to as the “First Surviving Corporation”.

(b)               Pursuant to the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Second Effective Time, the First Surviving Corporation shall be merged with and into Merger Sub 2, the separate corporate existence of the First Surviving Corporation shall thereupon cease and the Merger Sub 2 will continue as the surviving corporation in the Second Merger. The corporation surviving the Second Merger is sometimes hereinafter referred to as the “Second Surviving Corporation”.

1.2           Effective Time.

(a)               Contemporaneous with, or as promptly as practicable after the Closing, Parent, Merger Sub 1 and the Company shall cause a certificate of merger substantially in the form attached hereto as Exhibit A (the “First Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The First Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the First Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “First Effective Time”).

(b)               Immediately following the First Effective Time, Parent, Merger Sub 2 and the First Surviving Corporation shall cause a certificate of merger substantially in the form attached hereto as Exhibit B (the “Second Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Second Merger shall become effective upon the filing and acceptance by the Secretary of State of the State of Delaware of the Second Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Second Certificate of Merger (the time at which the Second Merger becomes effective is herein referred to as the “Second Effective Time”).

1.3           Effects of the First Merger. At the First Effective Time, and without any further action on the part of the Company or Merger Sub 1:

(a)               the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the First Effective Time, shall be the certificate of incorporation of the First Surviving Corporation, except that the name of the First Surviving Corporation shall be the name of the Company as of immediately prior to the First Effective Time;

(b)               the bylaws of Merger Sub 1, as in effect immediately prior to the First Effective Time, shall be the bylaws of the First Surviving Corporation, except that the name of the First Surviving Corporation shall be the name of the Company as of immediately prior to the First Effective Time;

(c)               the directors and officers of Merger Sub 1 immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors and officers of the First Surviving Corporation; and

(d)               the First Merger shall, from and after the First Effective Time, have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the properties, rights, privileges and powers of the Company and Merger Sub 1 shall vest in the First Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub 1 shall become the debts, liabilities and duties of the First Surviving Corporation.

1.4           Effects of the Second Merger. At the Second Effective Time, and without any further action on the part of the First Surviving Corporation or Merger Sub 2:

(a)               the certificate of incorporation of Merger Sub 2 shall be amended and restated in the form attached hereto as Exhibit C and, as so amended and restated, shall be the certificate of incorporation of the Second Surviving Corporation until thereafter amended as provided therein or by applicable Law;

(b)               the bylaws of Merger Sub 2 shall be amended and restated in the form attached hereto as Exhibit D and, as so amended and restated, shall be the bylaws of the Second Surviving Corporation until thereafter amended as provided therein and in the certificate of incorporation of the Second Surviving Corporation or by applicable Law;

(c)               the directors and officers of First Surviving Corporation immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the directors and officers of the Second Surviving Corporation, until their respective successors shall have been duly elected, designated or qualified, or until their earlier resignation or removal in accordance with the certificate of incorporation and bylaws of the Second Surviving Corporation; and

(d)               the Second Merger shall, from and after the Second Effective Time, have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the properties, rights, privileges and powers of the First Surviving Corporation and Merger Sub 2 shall vest in the Second Surviving Corporation, and all debts, liabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities and duties of the Second Surviving Corporation.

Article II.
EFFECT ON CAPITAL STOCK

2.1           Treatment of Capital Stock in the First Merger. At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub 1, the Company or any Stockholder:

(a)               Effect on Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is held by a Stockholder who is an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive the Per Share Mixed Consideration upon surrender in accordance with Section 2.3. Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is held by a Stockholder who is not an Accredited Investor, other than shares of Company Common Stock to be cancelled pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive the Per Share Cash Consideration upon surrender in accordance with Section 2.3. As of the First Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Mixed Consideration or the Per Share Cash Consideration, as applicable, to be paid in accordance with Section 2.3.

(b)               Cancellation of Certain Company Capital Stock. Each issued and outstanding share of Company Capital Stock held by the Company as treasury stock or held directly by Parent, the Merger Subs or a Subsidiary of the Company, in each case, immediately prior to the First Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c)               Effect on Merger Sub 1 Common Stock. At the First Effective Time, each share of the common stock, par value $0.001 per share, of Merger Sub 1 issued and outstanding immediately prior to the First Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock of the First Surviving Corporation and shall constitute the only outstanding shares of capital stock of the First Surviving Corporation.

(d)               No Interest. No interest will be paid or accrued, and no Stockholder shall be entitled to receive, any interest upon surrender of any Company Common Stock.

(e)               The parties hereto acknowledge and agree that the purpose and intent of this Section 2.1 is to allocate the consideration payable under this Agreement in accordance with the terms of the Company’s Organizational Documents. Accordingly, if any Company Preferred Stock has not converted to Company Common Stock prior to the First Effective Time, then at the First Effective Time the shares of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive consideration in accordance with the Company’s Organizational Documents (subject to Section 2.3(a)), and the remaining consideration shall be allocated, after payment to such holders of Company Preferred Stock in accordance therewith, as otherwise set forth in this Agreement.

2.2           Treatment of Capital Stock in the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of any of Parent, Merger Sub 2 or the First Surviving Corporation, (a) each share of common stock, par value $0.001 per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time shall automatically be converted into and become one fully paid and nonassessable share of common stock of the Second Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Second Surviving Corporation and (b) each share of common stock of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall automatically be cancelled and shall cease to exist and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

2.3           Payment for Securities.

(a)               Accredited Investor Certifications. The Company acknowledges and agrees that the shares of Parent Stock to be issued as consideration in the First Merger will not be registered under the Securities Act and will be issued in reliance upon an exemption from registration thereunder. Notwithstanding anything to the contrary in this Agreement, a Stockholder shall be entitled to receive shares of Parent Stock in connection with the First Merger only if such Stockholder delivers a duly completed and validly executed accredited investor questionnaire in the form attached hereto as Exhibit E (an “Accredited Investor Certification”) no later than ninety (90) days following the date of this Agreement, or such later date as Parent and the Company may jointly agree (the “Accredited Investor Certification Deadline”) demonstrating that such Stockholder is an accredited investor within the meaning of SEC Rule 501(a) of Regulation D, as presently in effect, under the Securities Act. In furtherance of the foregoing, as promptly as practicable after the date of this Agreement (but in any event within two (2) Business Days), the Company shall mail or otherwise deliver to each Stockholder an Accredited Investor Certification, and shall also mail or otherwise deliver to any Person that subsequently becomes a Stockholder an Accredited Investor Certification after such initial mailing. The Company shall deliver to Parent any completed Accredited Investor Certifications that are delivered to the Company by a Stockholder. Parent shall have the right to review, and make all final reasonable determinations regarding, all Accredited Investor Certifications.

(b)               Paying Agent. Prior to the First Effective Time, Parent shall engage a reputable bank, trust or administrator company reasonably acceptable to the Company to act as the paying agent for purposes of effecting the payment of the consideration in connection with the First Merger (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent.

(c)               Procedures for Surrender.

(i)                 Certificates. As soon as practicable after the First Effective Time (and in no event later than two (2) Business Days after the First Effective Time), Parent and the Second Surviving Corporation shall cause the Paying Agent to mail or otherwise deliver to each Person that was, immediately prior to the First Effective Time, a holder of record of Company Capital Stock represented by certificates (the “Certificates”), which shares of Company Capital Stock were converted into the right to receive the consideration set forth in Section 2.1 at the First Effective Time, a letter of transmittal substantially in the form attached hereto as Exhibit F (a “Letter of Transmittal”) and instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.3(g) and, if required, an indemnification agreement) in exchange for payment of the consideration set forth in Section 2.1. Following the First Effective Time, upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.3(g) and, if required, an indemnification agreement) to the Paying Agent, and delivery of a Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, with respect to such Certificate, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1 for each share of Company Capital Stock formerly represented by such Certificate, and any Certificate so surrendered shall be cancelled. If payment of such consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent and the Second Surviving Corporation that such Taxes either have been paid or are not required to be paid. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the First Effective Time to represent only the right to receive the consideration set forth in Section 2.1, except for Certificates representing Dissenting Shares, which shall be treated in accordance with Section 2.4. No payment shall be made with respect to any Certificates until the surrender of such Certificates (or affidavits of loss in lieu of such Certificates) for exchange together with a properly completed and duly executed Letter of Transmittal.

(ii)              Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated shares of Company Capital Stock represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate. As soon as practicable after the First Effective Time (and in no event later than two (2) Business Days after the First Effective Time), Parent and the Second Surviving Corporation shall cause the Paying Agent to mail or otherwise deliver to each Person that was, immediately prior to the First Effective Time, a holder of record of Book-Entry Shares, which Book-Entry Shares were converted into the right to receive the consideration set forth in Section 2.1 at the First Effective Time, a Letter of Transmittal and instructions for returning such Letter of Transmittal in exchange for the consideration set forth in Section 2.1. Following the First Effective Time, upon delivery of such Letter of Transmittal, in accordance with the terms of such Letter of Transmittal, duly executed and in proper form, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor the consideration set forth in Section 2.1 for each Book-Entry Share. Payment of consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the consideration set forth in Section 2.1, except for Book-Entry Shares representing Dissenting Shares, which shall be treated in accordance with Section 2.4. No payment shall be made with respect to any Book-Entry Share until the delivery of a properly completed and duly executed Letter of Transmittal.

(d)               Transfer Books; No Further Ownership Rights in Company Capital Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Capital Stock shall thereafter be made. If, after the First Effective Time, Certificates are presented to the First Surviving Corporation or the Second Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement. From and after the First Effective Time, each holder of shares of Company Capital Stock outstanding immediately prior to the First Effective Time shall cease to have any rights as a stockholder of the Company, except as expressly provided in this Agreement.

(e)               Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) and shares of Parent Stock made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the First Effective Time will be returned to the Second Surviving Corporation or an Affiliate thereof designated by the Second Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the consideration set forth in Section 2.1 in accordance with this Section 2.3 prior to such time shall thereafter look only to the Second Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of such consideration, without interest, in respect of such holder’s surrender of their Certificates or Book-Entry Shares in compliance with the procedures in this Section 2.3. Any consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Second Surviving Corporation or an Affiliate thereof designated by the Second Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Merger Subs, the First Surviving Corporation, the Second Surviving Corporation, the Paying Agent or their respective Affiliates will be liable to any holder of Certificates or Book-Entry Shares for consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the consideration made available to the Paying Agent to pay for shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to the Second Surviving Corporation or an Affiliate thereof designated by the Second Surviving Corporation upon demand.

(f)                No Fractional Shares. No certificates representing fractional shares of Parent Stock shall be issued in connection with the First Merger and fractional share interests will not entitle the owner thereof to any rights of a shareholder of Parent.

(g)               Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect thereof pursuant to Section 2.1. Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such consideration, require the owner of any lost, stolen or destroyed Certificate to deliver an indemnification agreement in such form and containing such substance reasonably acceptable to Parent or the Paying Agent, as applicable, indemnifying Parent and/or the Paying Agent against any claim that may be made against Parent, the Second Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.4           Dissenting Shares.

(a)               Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.4), shares of Company Capital Stock issued and outstanding immediately prior to the First Effective Time and held by a Stockholder who is entitled to demand and has properly demanded appraisal for such shares of Company Capital Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL or other similar rights (if any) under applicable Law (such shares of Company Capital Stock, the “Dissenting Shares”) shall not be converted into or represent a right to receive a portion of the consideration set forth in Section 2.1. At the First Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under Section 262 of the DGCL or other applicable Law (if any). If any such holder fails to perfect or otherwise waives, withdraws or loses such holder’s right to appraisal under Section 262 of the DGCL or such other applicable Law, then such Dissenting Shares shall be deemed to have been converted, as of the First Effective Time, into, and shall represent only, the right to receive (upon surrender in accordance with Section 2.3) the consideration set forth in Section 2.1, without interest.

(b)               Prior to the Closing Date, the Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of the DGCL (and of any similar demand purportedly made under other applicable Law) and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Prior to the Closing Date, the Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands other than as required by Law or pursuant to a final court order. Prior to the Closing Date, any written communication to be made by the Company to any holder of Company Capital Stock with respect to such demands shall be submitted to Parent in advance and the Company shall consider in good faith any input from Parent with regards to such written communication. Notwithstanding the foregoing, to the extent that Parent, the Second Surviving Corporation or the Company makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 2.1 (“Excess Dissenting Share Payments”), Parent shall be entitled to recover the amount of such Excess Dissenting Share Payments in accordance with the terms of Article VII hereof.

2.5           Treatment of Company Options.

(a)               Except as may otherwise be agreed in a written agreement by and between a holder of a Company Option set forth on Schedule 2.5(a) and Parent (any such Company Option subject to such agreement, an “Excluded Option”), at the First Effective Time, (i) each In-the-Money Option (or portion thereof) that is outstanding (whether vested or unvested) as of immediately prior to the First Effective Time shall be cancelled and converted as of the First Effective Time into the right to receive an amount in cash equal to the product of (x) the excess of the cash value of the Per Share Mixed Consideration (using the Closing Parent Stock Price for purposes of calculating the cash value of the number of shares of Parent Stock under clause (b) of the definition of “Per Share Mixed Consideration”) over the exercise price per share of such In-the-Money Option, and (y) the number of shares of Company Common Stock then subject to such In-the-Money Option, to be paid in accordance with Section 2.5(b) and (ii) each Company Option that is neither an In-the-Money Option nor an Excluded Option will be cancelled and forfeited for no consideration.

(b)               From and after the First Effective Time, the former holder of any Company Option that is not an Excluded Option shall have no further rights with respect to such Company Options, other than the right to receive payment in accordance with Section 2.5(a). No later than Parent’s second ordinary payroll payment date after the Closing, Parent shall cause to be paid to each former holder of Company Options (other than an Excluded Option) the cash consideration to be paid to such former holder of such Company Option pursuant to Section 2.5(a) (if any) as set forth on the Closing Consideration Schedule, which shall be paid through the payroll system of Parent or its Affiliate subject to applicable Tax withholding.

(c)               Prior to the First Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary or appropriate (including sending any required notices) to effect the transactions described in this Section 2.5, and to ensure that, following the First Effective Time, no former holder of a Company Option (other than an Excluded Option) shall have any right to acquire any Company Capital Stock or to receive any payment, right or benefit with respect to any award previously granted under the Company Equity Plans, except the right to receive a payment with respect thereto as provided in this Section 2.5 (if any).

2.6           Estimated Cash Consideration Amount; Closing Consideration Schedule.

(a)               At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a statement (the “Estimated Closing Certificate”), which shall be certified as to the Company’s good faith preparation and calculation by an officer of the Company, and which shall set forth (i) the Company’s good faith estimate, along with reasonable supporting detail to evidence the Company’s calculations, of (A) the Transaction Expenses (the “Estimated Transaction Expenses”), and (B) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (ii) based thereon, the calculation of the Estimated Cash Consideration Amount and (iii) invoices and wire instructions for payment of the Estimated Transaction Expenses. For purposes of this Agreement, the “Estimated Cash Consideration Amount” means an amount equal to (1) $150,000,000; minus (2) the Estimated Transaction Expenses; minus (3) the Estimated Closing Indebtedness; minus (4) the Escrow Amount minus (5) the Expense Fund Amount minus (6) the aggregate amount of the Second Interim Payment and any Additional Interim Payments. The Estimated Cash Consideration Amount shall be subject to adjustment as set forth in Section 2.8. The Company shall consider in good faith, and update the Estimated Closing Certificate to reflect, any comments by Parent on such Estimated Closing Certificate.

(b)               At least one (1) Business Day prior to the Closing, the Company shall deliver to Parent a schedule (the “Closing Consideration Schedule”), which shall set forth all of the following, in each case calculated in accordance with this Agreement:

(i)                 the Fully Diluted Share Number and the Aggregate Exercise Amount;

(ii)              all Stockholders and their respective addresses and email addresses (if available), the number of shares of Company Common Stock held by each Stockholder as of immediately prior to the First Effective Time (including their respective Certificate numbers, if applicable) and the aggregate consideration to be paid to each Stockholder pursuant to Section 2.1 hereof, including the cash amount and number of shares of Parent Stock (which shall be rounded to the nearest share of Parent Stock) to be delivered to each Stockholder who is an Accredited Investor or the cash amount to be delivered to each Stockholder who is not an Accredited Investor;

(iii)            all Optionholders and their respective addresses, along with (A) the number of shares of Company Common Stock underlying each Company Option held by such Optionholder, in each case, as of the Closing, (B) the exercise price per share of each such Company Option, and (C) the Company’s calculation of the consideration, if any, to be paid to such Optionholder in respect of each Company Option (other than an Excluded Option) held by such Optionholder pursuant to Section 2.5(a); and

(iv)             the Pro Rata Share of each Company Equityholder.

(c)               To the extent the Closing Consideration Schedule specifies with respect to a Stockholder the cash amount and/or shares of Parent Stock to be received in respect of particular shares of Company Common Stock held by such Stockholder, the parties agree to treat such specification as part of the terms of the Mergers for purposes of Treasury Regulations Section 1.356-1(b).

2.7           Deductions for Escrows and Expense Fund.

(a)               In order to at least partially satisfy, and to establish a procedure for the satisfaction of, amounts owed to the Parent Indemnitees pursuant to Article VII hereof, pursuant to the Escrow Agreement, Parent shall deposit with a reputable escrow agent reasonably acceptable to Parent and the Equityholder Representative (the “Escrow Agent”) in an escrow account established by the Escrow Agent (the “Indemnity Escrow Account”) Six Million Dollars ($6,000,000) on the Closing Date (the “Indemnity Escrow Amount”). The timing and methodology for the release of the Indemnity Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Equityholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Indemnity Escrow Funds, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Within three (3) Business Days after the twelve (12) month anniversary of the Closing Date, Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deliver to the Paying Agent, for further distribution to the Stockholders, and Parent or an Affiliate of Parent, for further distribution to the Optionholders through the payroll system of Parent or its Affiliate subject to applicable Tax withholding, the remaining Indemnity Escrow Funds minus the Pending Claims Amount. In the event of a distribution of any Indemnity Escrow Funds to the Company Equityholders, each Company Equityholder shall be entitled to receive its Pro Rata Share of such distribution as set forth with respect to such Company Equityholder on the Closing Consideration Schedule.

(b)               To the extent any portion of the amounts owed pursuant to the matter set forth on Section 10.1(a) of the Disclosure Schedule (the “Earnout Matter”) has not been finally determined or paid by the Company Group prior to the Closing (as reasonably agreed by Parent and the Company), in order establish a procedure for the satisfaction of such amounts pursuant to Article VII, pursuant to the Escrow Agreement, Parent shall deposit with the Escrow Agent in a separate escrow account established by the Escrow Agent (the “Earnout Escrow Account”) Two Million Dollars ($2,000,000) on the Closing Date (the “Earnout Escrow Amount”). The timing and methodology for the release of the Earnout Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Equityholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Earnout Escrow Amount, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Within three (3) Business Days after the final resolution of the Earnout Matter, Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deliver (i) to Parent, an amount of the Earnout Escrow Amount (if any) equal to the amount payable to the Parent Indemnitees pursuant to Article VII in respect of the Earnout Matter, and (ii) to the Paying Agent, for further distribution to the Stockholders, and Parent or an Affiliate of Parent, for further distribution to the Optionholders through the payroll system of Parent or its Affiliate subject to applicable Tax withholding, the remaining amount of the Earnout Escrow Amount (if any). In the event of a distribution of any Earnout Escrow Amount to the Company Equityholders, each Company Equityholder shall be entitled to receive its Pro Rata Share of such distribution as set forth with respect to such Company Equityholder on the Closing Consideration Schedule.

(c)               To the extent the matter described in Section 7.2(a)(ix) of the Disclosure Schedule (the “Special Indemnity Matter”) has not been finally resolved by the Company Group prior to the Closing (as reasonably agreed by Parent and the Company), in order to satisfy, and to establish a procedure for the satisfaction of, amounts owed to the Parent Indemnitees with respect to such matter pursuant to Article VII, pursuant to the Escrow Agreement, Parent shall deposit with the Escrow Agent in a separate escrow account established by the Escrow Agent (the “Special Indemnity Escrow Account”) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) on the Closing Date (the “Special Indemnity Escrow Amount”). The timing and methodology for the release of the Special Indemnity Escrow Amount shall be governed by the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement; provided, however, that each of Parent and the Equityholder Representative agrees that it will act in good faith and cooperate with one another to execute and deliver such joint written instructions, including with respect to any distributions of the Special Indemnity Escrow Funds, to the Escrow Agent as are required to implement the intent of this Agreement and the Escrow Agreement. Within three (3) Business Days after the settlement of or final judgment of a court of competent jurisdiction with respect to the Special Indemnity Matter, Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deliver (i) to Parent, an amount of the Special Indemnity Escrow Amount equal to the amount payable to the Parent Indemnitees pursuant to Article VII in respect of the Special Indemnity Matter, and (ii) to the Paying Agent, for further distribution to the Stockholders, and Parent or an Affiliate of Parent, for further distribution to the Optionholders through the payroll system of Parent or its Affiliate subject to applicable Tax withholding, the remaining amount of the Special Indemnity Escrow Amount (if any). In the event of a distribution of any Special Indemnity Escrow Funds to the Company Equityholders, each Company Equityholder shall be entitled to receive its Pro Rata Share of such distribution as set forth with respect to such Company Equityholder on the Closing Consideration Schedule.

(d)               Parent shall deposit with the Equityholder Representative in an account established by the Equityholder Representative $Three Hundred Thousand Dollars ($300,000) (the “Expense Fund Amount”) on the Closing Date, which will be used for the purposes of paying directly, or reimbursing the Equityholder Representative for, any Equityholder Representative Expenses incurred pursuant to this Agreement and the agreements ancillary hereto. The Equityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence or willful misconduct. The Equityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount, and has no tax reporting or income distribution obligations. The Company Equityholders will not receive any interest on the Expense Fund Amount and assign to the Equityholder Representative any such interest. Subject to the Advisory Group’s approval, the Equityholder Representative may contribute funds to the Expense Fund Amount from any consideration otherwise distributable to the Company Equityholders. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, the Equityholder Representative will deliver any remaining balance of the Expense Fund Amount to the Paying Agent (if released together with payment of the final Escrow Amount) for further distribution to the Stockholders, and Parent or an Affiliate of Parent, for further distribution to the Optionholders through the payroll system of Parent or its Affiliate subject to applicable Tax withholding. In the event of a distribution of any Expense Fund Amount to the Company Equityholders, each Company Equityholder shall be entitled to receive its Pro Rata Share of such distribution as set forth with respect to such Company Equityholder on the Closing Consideration Schedule. None of Parent, the Company or the Second Surviving Corporation or their respective Affiliates shall have any liability or responsibility to the Company Equityholders with respect to the Expense Fund Amount. For tax purposes, the Expense Fund Amount will be treated as having been received and voluntarily set aside by the Company Equityholders at the time of Closing.

2.8           Post-Closing Adjustments to the Estimated Cash Consideration Amount.

(a)               As promptly as practicable, but no later than ninety (90) days following the Closing Date, Parent will prepare and deliver to the Equityholder Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculation of the Cash Impact Amount.

(b)               During the forty-five (45) days after delivery of the Closing Statement, Parent will provide the Equityholder Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to (x) review the financial books and records of the Company, any of the Company’s accountants’ work papers related to the calculation of amounts in the Closing Statement (subject to the execution of any access letters that such accountants may require in connection with the review of such work papers), and (y) the employees and other representatives of Parent and the Company who were responsible for the preparation of the Closing Statement to respond to questions relating to the preparation of the Closing Statement and the calculation of the items thereon, in each case solely to allow the Equityholder Representative to determine the accuracy of Parent’s calculation of the items set forth on the Closing Statement. Neither Parent nor the Company shall have any obligation to provide information or access to information, materials or persons if doing so would reasonably be expected to (i) result in the waiver of any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or the disclosure of any trade secrets, (ii) violate any Law, or (iii) violate the terms of any applicable Contract to which Parent or the Company or any of their Affiliates is party; provided that, Parent or the Company, as applicable, shall, to the extent permissible, provide the Equityholder Representative with a reasonably detailed description of the information not provided and shall use its commercially reasonable efforts to design and implement alternative disclosure arrangements to enable the Equityholder Representative to evaluate any such information without jeopardizing such privilege or violating such Law or Contract. If the Equityholder Representative disagrees with any of Parent’s calculations set forth in the Closing Statement, the Equityholder Representative may, within forty-five (45) days after delivery of the Closing Statement, deliver a written notice (the “Objection Notice”) to Parent disagreeing with such calculations, which notice shall set forth in reasonable detail the basis for such disagreement based on the provisions of this Agreement. Any Objection Notice shall specify those items or amounts with which the Equityholder Representative disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth the Equityholder Representative’s calculation, based on such objections, of the Cash Impact Amount. To the extent not set forth in the Objection Notice, the Equityholder Representative shall be deemed to have agreed with Parent’s calculation of all other items and amounts contained in the Closing Statement and such amounts shall be final and binding on the parties. If the Equityholder Representative does not deliver an Objection Notice within such forty-five-day period, then the amounts set forth in the Closing Statement shall be deemed to be final and binding on the parties.

(c)               If an Objection Notice is timely delivered pursuant to Section 2.8(b), the Equityholder Representative and Parent shall, during the thirty (30) days following such delivery, use their commercially reasonable efforts to reach agreement on the value of the disputed items or amounts. If, during such period, the Equityholder Representative and Parent are unable to reach agreement on all disputed items, they shall promptly thereafter mutually engage and submit such dispute to an independent accounting firm of national recognition reasonably acceptable to both Parent and Equityholder Representative (the “Independent Accounting Firm”) for final and binding resolution. The Independent Accounting Firm (i) shall consider only those items or amounts disputed by the Equityholder Representative in the Objection Notice which remain in dispute; (ii) shall not assign a value to any item or amount in dispute greater than the greatest value for such item or amount assigned by the Equityholder Representative, on the one hand, or Parent, on the other hand, or less than the smallest value for such item or amount assigned by the Equityholder Representative, on the one hand, or Parent, on the other hand; and (iii) shall act as an expert and not as an arbitrator and make its determination based on the guidelines and procedures set forth in this Agreement (i.e., not on the basis of independent review). The Equityholder Representative and Parent shall cause the Independent Accounting Firm to deliver to the Equityholder Representative and Parent as promptly as practicable (but in any event within thirty (30) days of its retention) a written report setting forth its determination of the amounts in dispute. Such report shall be final and binding on the parties. The cost of such review and report shall be borne (and paid) by the Equityholder Representative (on behalf of the Company Equityholders), on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. For example, if closing accounts receivable is the only disputed item, and Parent claims that closing accounts receivable is $1,000 less than the amount determined by the Equityholder Representative, and the Equityholder Representative contests only $500 of the amount claimed by Parent, and if the independent accountant ultimately resolves the dispute by awarding Parent $300 of the $500 contested, then the cost of such review and report will be allocated 60% (i.e., 300 ÷ 500) to the Equityholder Representative and 40% (i.e., 200 ÷ 500) to Parent.

(d)               If the Cash Impact Amount, as finally determined pursuant to this Section 2.8, is greater than $300,000, then, within ten (10) days of the final determination of the Cash Impact Amount, Parent and the Equityholder Representative shall jointly instruct the Escrow Agent to deliver to deliver to Parent the amount of the Cash Impact Amount in excess of $300,000 and solely from and only to the extent of the Indemnity Escrow Funds.

2.9           Withholding Rights. Parent, the First Surviving Corporation, the Second Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code and the Treasury Regulations or under any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Authority by Parent, the First Surviving Corporation, the Second Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Notwithstanding anything to the contrary, any compensatory payments for Tax purposes payable pursuant to or as contemplated by this Agreement shall be paid through the accounts payable or payroll system of Parent or its Subsidiary subject to applicable Tax withholding.

2.10         Adjustments to Consideration.

(a)               Notwithstanding anything else in this Agreement, but subject to Section 2.10(c), if the Closing would otherwise be required to occur pursuant to Section 3.1 but for the failure of the condition set forth in Section 8.2(f) (and for the avoidance of doubt, the condition set forth in Section 8.2(f) has not been waived by the Company), Parent shall have the right but not the obligation, in its sole discretion, to elect to increase the number of shares of Parent Stock deliverable pursuant to this Agreement and make an equivalent reduction to the amount of cash consideration (with the value of the Parent Stock determined in accordance with Section 6.5(e)) such that the value of the Parent Stock consideration deliverable pursuant to this Agreement for Company Capital Stock represents forty percent (40%) of the value of the total consideration deliverable pursuant to this Agreement for Company Capital Stock (with the value of the Parent Stock determined in accordance with Section 6.5(e)) (the “Consideration Adjustment”); provided, that the aggregate value of such total consideration shall be the Aggregate Closing Consideration Value (without taking into account the Aggregate Exercise Amount) as of the date that the Closing would otherwise have occurred but for the failure of the condition set forth in Section 8.2(f). This Section 2.10 and Section 8.2(f) are intended to ensure that the Mergers contemplated by this Agreement comply with the requirements of Treasury Regulations Section 1.368-1(e) and shall be interpreted in furtherance of such intent.

(b)               Notwithstanding anything else in this Agreement, but subject to Section 2.10(c), if the Closing would otherwise be required to occur pursuant to Section 3.1 but for the failure of the condition set forth in Section 8.3(e), Parent shall increase the amount of cash deliverable pursuant to this Agreement and make a reduction to the number of shares of Parent Stock deliverable pursuant to this Agreement such that the condition set forth in Section 8.3(e) will be met, up to an aggregate of Fifty Million Dollars ($50,000,000); provided that, in such event (i) that the aggregate value of such total consideration shall be the Aggregate Closing Consideration Value (without taking into account the Aggregate Exercise Amount) as of the date that the Closing would otherwise have occurred but for the failure of the condition set forth in Section 8.3(e), (ii) the Estimated Cash Consideration Amount shall be increased to the amount required such that the condition set forth in Section 8.3(e) will be met (up to an additional $50,000,000), (iii) the number of shares of Parent Stock deliverable shall be determined based in the difference between (i) and (ii) using the Closing Parent Stock Price.

(c)               In the event that the adjustments set forth in Section 2.10(a) and 2.10(b) are both applicable and cannot be made such that both of the conditions set forth in Section 8.2(f) and Section 8.3(e) are satisfied, then, if the Company and Parent mutually agree, Parent may pay the entire amount of the Aggregate Closing Consideration Value in cash, in which case the conditions set forth in Section 8.2(f) shall be deemed satisfied; provided, that the Aggregate Closing Consideration Value (without taking into account the Aggregate Exercise Amount) as of the date that the Closing would otherwise have occurred but for the failure of the conditions set forth in Section 8.2(f) and Section 8.3(e).

(d)               In the event that the number of shares of Parent Stock or the cash consideration is adjusted pursuant to this Section 2.10, the consideration payable pursuant to Sections 2.1 and 2.4 shall be allocated consistent with the existing provisions of this Agreement taking into account such adjustments.

Article III.

CLOSING

3.1           The Closing. The closing of the Mergers and the other transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m., Pacific Time, on the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by Parent and the Company; provided, that, in the event Parent elects to make an adjustment contemplated by Section 2.10, the Closing shall occur on the second (2nd) Business Day following Parent’s written notice to the Company of its determination to make such adjustment (subject to the satisfaction or waiver of the conditions set forth in Article VIII on such date (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing)). The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2           Payments at Closing. At the Closing:

(a)               Parent shall (i) deposit, or cause to be deposited, with the Paying Agent an amount of cash and (ii) instruct Parent’s transfer agent to deliver to the Paying Agent an amount of shares of Parent Stock, in each case sufficient to pay the aggregate consideration to which the Stockholders shall be entitled at the First Effective Time pursuant to Section 2.1 of this Agreement;

(b)               Parent shall deposit, or cause to be deposited, with the Escrow Agent the Escrow Amount in the accounts specified by the Escrow Agent;

(c)               Parent shall deposit the Expense Fund Amount with the Equityholder Representative in the account specified by the Equityholder Representative;

(d)               Parent shall (on behalf of the Company Group) pay, or cause to be paid, the Indebtedness for borrowed money by wire transfer of immediately available funds to the applicable bank account or accounts specified in the applicable Payoff Letters; and

(e)               Parent shall (on behalf of the Company Group) pay, or cause to be paid, the Estimated Transaction Expenses set forth in the Estimated Closing Certificate by wire transfer of immediately available funds to the applicable bank account or accounts specified on the Estimated Closing Certificate; provided, that any Estimated Transaction Expenses that are to be paid to any officer, employee or consultant of the Company Group shall be payable following the Closing through the payroll system of Parent or its Affiliate subject to applicable Tax withholding.

Article IV.

REPRESENTATIONS AND WARRANTIES OF the company

Except as otherwise set forth on the Disclosure Schedule, the Company hereby represents and warrants to Parent and the Merger Subs as of the date hereof and as of the Closing Date as follows:

4.1           Organization of the Company Group.

(a)               The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the Company’s failure to be so duly qualified, licensed or to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

(b)               Section 4.1(b) of the Disclosure Schedule sets forth a true, correct and complete list of each Subsidiary of the Company and its entity type and jurisdiction of organization. Each Subsidiary of the Company is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation. Each Subsidiary of the Company has all requisite power and authority required to own, lease and license its assets and properties and carry on its business as presently conducted. Each Subsidiary of the Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by it or the nature of its business makes such qualification or license necessary, except where the failure to be duly qualified, licensed or to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

(c)               The Company has made available to Parent accurate and complete copies of the Organizational Documents of each member of the Company Group.

4.2           Capitalization.

(a)               The authorized capital stock of the Company consisted of (i) 55,000,000 shares of Company Common Stock, (ii) 1,080,000 shares of Series A Preferred Stock, (iii) 4,682,893 shares of Series A-1 Preferred Stock, (iv) 6,736,439 shares of Series B Preferred Stock, (v) 8,616,382 shares of Series C Preferred Stock, (vi) 3,832,299 shares of Series C-1 Preferred Stock, (vii) 4,594,534 shares of Series D Preferred Stock, (viii) 2,851,834 shares of Series E Preferred Stock, and (ix) 3,402,461 shares of Series F Preferred Stock. As of December 27, 2019, there were (A) 12,695,009 shares of Company Common Stock issued and outstanding, (B) 1,080,000 shares of Series A Preferred Stock issued and outstanding, (C) 4,682,893 shares of Series A-1 Preferred Stock issued and outstanding, (D) 6,736,439 shares of Series B Preferred Stock issued and outstanding, (E) 8,616,382 shares of Series C Preferred Stock issued and outstanding, (F) 3,832,299 shares of Series C-1 Preferred Stock issued and outstanding, (G) 4,594,534 shares of Series D Preferred Stock issued and outstanding, (H) 2,851,834 shares of Series E Preferred Stock issued and outstanding, and (I) 3,251,240 shares of Series F Preferred Stock issued and outstanding. All of the issued and outstanding shares of Company Capital Stock has been duly authorized, validly issued and fully paid and is nonassessable, has been issued in compliance with applicable Law and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. There are no accrued or declared but unpaid dividends on any share of Company Capital Stock. Section 4.2(a) of the Disclosure Schedule sets forth a true, correct and complete list of the record holders as of December 27, 2019 of the Company Capital Stock, and the number of each class of shares Company Capital Stock owned by such Person.

(b)               As of December 27, 2019, there were 11,411,351 shares of Company Common Stock authorized for issuance under the Company Equity Plans (of which 7,073,145 shares of Company Common Stock were subject to outstanding and unexercised Company Options). With respect to all outstanding Company Options, Section 4.2(b) of the Disclosure Schedule sets forth a true, correct and complete list, as applicable, of the name of the holder of each such Company Option, the number of shares of Company Common Stock covered by such Company Option, the date of grant, the exercise price per share of such Company Option and the applicable expiration date. Each grant of Company Options was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the board of directors of the Company (or a duly authorized committee thereof) and any required Stockholder approval by the necessary number of votes or written consents, and all Company Options have been granted in compliance with applicable Law, including all applicable United States federal and state securities laws, and the Company Equity Plans. Each Company Option was granted with a per share exercise price that equaled or exceeded the fair market value of a share of Company Common Stock on the applicable date of grant.

(c)               Except as set forth in Sections 4.2(a) and (b), there are no issued, reserved for issuance or outstanding (i) shares of Company Capital Stock or other equity or voting interests in the Company; (ii) securities of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or other equity or voting interests in the Company or containing any profit participation features; or (iii) options, warrants, restricted shares, stock units, calls, subscriptions or other rights to acquire from the Company or other obligations of the Company to issue or allot, any Company Capital Stock or other equity or voting interests in the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, Company Capital Stock or other equity or voting interests in the Company or any equity appreciation rights or phantom equity rights. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire or retire for value any Company Capital Stock or other equity or voting interests in the Company. The Company has not violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale, issuance or allotment of any of the Company Capital Stock. Except as set forth on Section 4.2(c) of the Disclosure Schedule, there are no agreements pursuant to which registration rights in the securities of the Company have been granted, stockholder agreements between the Company and any current Stockholders regarding the securities of the Company that are issued and outstanding or agreements among Stockholders with respect to the voting or transfer of the securities of the Company or with respect to the governance of or any other aspect of the Company’s affairs (including any rights of first refusal or similar restrictions on transfer).

(d)               Section 4.2(d) of the Disclosure Schedule sets forth a true, correct and complete list of the authorized and outstanding capital stock of, or other equity or voting interests in, each Subsidiary of the Company. All issued and outstanding capital stock of, or other equity or voting interests in, each such Subsidiary has been duly authorized, validly issued and fully paid and is nonassessable, has been issued in compliance with applicable Law and is not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All such capital stock, equity or voting interests are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances other than Permitted Encumbrances or restrictions on the transfer of securities under applicable securities Laws, or both. Except as set forth on Section 4.2(d) of the Disclosure Schedule, there are no issued, reserved for issuance or outstanding (i) shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company; (ii) securities of any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company or containing any profit participation features; or (iii) options, warrants, stock appreciation rights, restricted shares, stock units, phantom stock, calls, subscriptions or other rights to acquire from any Subsidiary of the Company or other obligations of any Subsidiary of the Company to issue or allot, any capital stock of, or other voting or equity securities in, any Subsidiary of the Company or securities convertible into, or exchangeable or exercisable for, or evidencing the right to subscribe for, capital stock of, or other equity or voting interests in, any Subsidiary of the Company or any equity appreciation rights or phantom equity plans.

(e)               No member of the Company Group owns, of record or beneficially, or controls, directly or indirectly, any equity or other ownership, capital, voting or participation interest, or any right (contingent or otherwise) to acquire the same, in any Person, other than another Subsidiary of the Company. No member of the Company Group has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

4.3           Authorization.

(a)               Subject to receipt of the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Company’s Board of Directors and, except for (i) receipt of the Company Written Consent and (ii) the filing of the First Certificate of Merger and Second Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. On or prior to the date hereof, the Company’s Board of Directors has unanimously (w) determined that it is in the best interests of the Company and the Stockholders, and declared it advisable, to enter into this Agreement, (x) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and (y) resolved to recommend that the Stockholders adopt this Agreement and approve the First Merger. This Agreement has been duly executed and delivered by the Company and is, and upon execution and delivery of the Ancillary Agreements to which the Company is to be a party, each of such Ancillary Agreements will be, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, in each case, except as such enforceability may be limited by (A) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (B) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)               The Company Stockholder Approval is the only action of the Stockholders required to adopt and approve this Agreement and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby.

4.4           No Violation. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is a party, and the consummation of the transactions contemplated hereby or thereby, do not and will not (a) violate, breach or be in conflict with any provisions of the Organizational Documents of the Company or any Subsidiary of the Company; (b) require any notice or consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any Material Contract or any Permit held by the Company or any Subsidiary of the Company; (c) assuming compliance with the matters referred to in Section 4.5, violate any Law or Order with respect to the Company or any Subsidiary of the Company or their assets; or (d) result in the creation or imposition of any lien on any asset of the Company or any Subsidiary of the Company.

4.5           Consents and Approvals. Other than (a) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable requirements of the HSR Act (which have been satisfied prior to the date of this Agreement), no Approval of any Governmental Authority is required to be made or obtained by the Company Group in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party or the consummation of the transactions contemplated hereby or thereby.

4.6           Financial Statements.

(a)               Section 4.6(a) of the Disclosure Schedules sets forth (i) the audited consolidated financial statements of the Company Group for the fiscal years ended December 31, 2017 and 2018 (collectively, the “2017/2018 Audited Financial Statements”); and (ii) an unaudited consolidated balance sheet of the Company Group as of September 30, 2019 (the “Latest Balance Sheet”) and the related unaudited statements of income and cash flows for the nine-month period then ended ((i) and (ii) collectively with the 2019 Audited Financial Statements, the “Financial Statements”). As of the Closing Date, the Company shall have delivered to Parent 2019 Audited Financial Statements. The Financial Statements (A) are derived from and are in accordance with the books and records of the Company Group; and (B) fairly present in all material respects the financial condition of the Company Group as of the dates therein indicated and the results of operations and cash flows of the Company Group for the periods therein specified. Upon delivery to Parent, the 2019 Management Financial Statements shall (1)  be derived from and are in accordance with the books and records of the Company Group; and (2) fairly present in all material respects the financial condition of the Company Group as of the dates therein indicated and the results of operations and cash flows of the Company Group for the periods therein specified. The Audited Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

(b)               With regard to the Financial Statements, none of the Company Group, the Company Group’s independent accountants, the Company’s Board of Directors or the audit committee of the Company’s Board of Directors has received any oral or written notification of any (A) “significant deficiency” in the internal controls over financial reporting of the Company Group which could affect in a material manner any member of the Company Group’s ability to record, process, summarize and report financial data, (B) “material weakness” in the internal controls over financial reporting of the Company Group, or (C) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

(c)               The accounts receivable of any member of the Company Group reflected on the Financial Statements, and all accounts receivable arising subsequent to the Latest Balance Sheet, (i) arose from bona fide transactions in the ordinary course of business consistent with past practice and are payable on ordinary trade terms and (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms.

4.7           Liabilities.

(a)               Section 4.7(a) of the Disclosure Schedule sets forth (i) all outstanding Indebtedness of any member of the Company Group and for each item of Indebtedness, identifies the debtor, the principal amount outstanding as of the date of this Agreement, the creditor and the maturity date and (ii) all outstanding letters of credit, fidelity bonds and surety bonds of the Company Group.

(b)               The Company Group has no material Liabilities, except for Liabilities (i) reflected on the Latest Balance Sheet or set forth on Section 4.7(b) of the Disclosure Schedule, (ii) incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, or (iii) which have arisen since the date of the Latest Balance Sheet in the ordinary course of business (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or Liability under any Law or any Action).

(c)               The Company Group does not maintain any “off-balance sheet arrangement” within the meaning of Item 303(a)(4)(ii) of Regulation S-K of the SEC.

4.8           Absence of Changes. Since the date of the Latest Balance Sheet to the date of this Agreement, the business of the Company Group has been conducted in the ordinary course consistent with past practice and (a) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (b) the Company Group has not taken any action of the type described in Section 6.1, which, had such action been taken following the date hereof without the Parent’s prior approval, would have constituted a violation of Section 6.1.

4.9           Tangible Assets. The Company Group has good and marketable title to, a valid leasehold interest in or a valid license to use all of the material tangible properties and assets used by it, located on its premises, or shown on the Latest Balance Sheet or acquired thereafter (the “Tangible Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances. The Tangible Assets are all of the material tangible properties and assets reasonably necessary for the current operation of the business of the Company Group, are in good operating condition (normal wear and tear excepted) and are adequate in all material respects for use in the ordinary course of business.

4.10         Contracts and Commitments.

(a)               Section 4.10 of the Disclosure Schedule contains a true, correct and complete list of all of the following Contracts (other than Employee Benefit Plans listed on Section 4.18(a) of the Disclosure Schedule) to which any member of the Company Group is a party or is bound by as of the date of this Agreement (collectively, the “Material Contracts”):

(i)              Contracts with any customer of the Company Group which involve consideration in excess of $500,000 per year;

(ii)             Vendors paid more than $250,000 in 2019 by any member of the Company Group;

(iii)            all Company Group IP Agreements, except for any Standard IP Licenses;

(iv)            Contracts (A) related to Indebtedness of the Company Group, other than related to trade payables, or (B) granting any Person an Encumbrance on any asset of the Company, other than Permitted Encumbrances;

(v)             Contracts pursuant to which the Company has, directly or indirectly, made any advances, loans, extension of credit or capital contributions, other than in the ordinary course of business consistent with past practice to vendors or employees;

(vi)            Contracts that are joint venture, partnership or other similar agreements (however named);

(vii)          Contracts limiting the ability of the Company Group to freely engage in their businesses, or containing covenants that limit, or purport to limit, the ability of the Company Group, to (A) engage in any line of business or compete with any Person in any geographic area; (B) sell, supply, provide, develop, deliver or distribute any service or product; (C) hire or solicit Persons for employment or engagement as an independent contractor; or (D) develop, exploit, use or enforce any Intellectual Property Rights, including in each case any settlement, coexistence or standstill agreements;

(viii)          Contracts (i) providing for the Company Group to be the exclusive provider of any product or service to any other Person or that otherwise involve the granting by any other Person to the Company of exclusive rights of any kind; (ii) providing for any other Person to be the exclusive provider of any product or service to the Company Group or that otherwise involves the granting by the Company Group of exclusive rights to any other Person; (iii) granting to any other Person a right of first refusal or right of first offer on the sale or license of any asset, property or part of the business of the Company Group; and (iv) containing a provision of the type commonly referred to as a “most favored nation” provision for the benefit of any Person other than members of the Company Group;

(ix)             Contracts that provide for change in control, severance or retention payments or benefits to any employee, director or individual consultant;

(x)             any collective bargaining agreement or Contract with any labor union, works council or similar organization relating to employees of the Company Group;

(xi)             Contracts that on their face purport to bind or restrict in a material way, or to be enforceable against with respect to any material liability or obligation, any Affiliate of the Company (other than the Company’s Subsidiaries) or that would pursuant to its terms bind or restrict in a material way, or be enforceable against with respect to any material liability or obligation, Parent or any of its Affiliates (other than the Company or the Company’s Subsidiaries) after the Closing;

(xii)          Contracts between a member of the Company Group, on the one hand, and a Related Person, on the other hand;

(xiii)          the Leases;

(xiv)         Contracts relating to any acquisition of any business or Person by merger, consolidation, stock or asset purchase or any other means (A) which acquisition is pending or was completed during the prior three years or (B) that have any ongoing indemnification, earnout, deferred purchase price or other contingent payment obligations;

(xv)          Contracts that are for the settlement of any Action and (A) obligate the Company to make payments (or a series of payments) of $250,000 or more in the aggregate which have not been made or involve any equitable relief; (B) in connection therewith, the Company has admitted fault or culpability; or (C) which have not been fully performed; and

(xvi)         Contracts with any Governmental Authority.

(b)               True, correct and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto, have been made available to Parent. Other than any Material Contract terminated subsequent to the date of this Agreement in accordance with its terms, each Material Contract is a valid and binding obligation of the Company Group, and, to the Knowledge of the Company, the other parties thereto, enforceable against them in accordance with its terms, except as the same may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors’ rights generally and (ii) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law. To the Knowledge of the Company, the Company Group has complied in all material respects with each Material Contract. There are no material breaches or defaults by the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto, and no event has occurred which, with the passage of time, the giving of notice or both, would constitute a material breach or default by the Company Group under any Material Contract or, to the Knowledge of the Company, by any other party thereto.

(c)               All payment obligations and all other material obligations of the Company Group under each Material Contract required to be performed or fulfilled (including payments to any and all third parties or otherwise) have been fully performed or fulfilled. To the Knowledge of the Company, all material payment obligations and all other material obligations under each Material Contract required to be performed or fulfilled (including payments to any and all third parties or otherwise) by each counterparty thereto have been fully performed or fulfilled by such counterparty thereto. As of the date of this Agreement, the Company Group has not received any written, or to the Knowledge of the Company oral, notice from a counterparty to a Material Contract alleging a breach of any such payment or other obligation, and the Company Group has not given any such notice under any Material Contract.

4.11          Permits. The Company Group has, and is in compliance with all terms and conditions of, all material Permits necessary to conduct its business in accordance with applicable Laws. Section 4.11 of the Disclosure Schedule sets forth a true, correct and complete list of such material Permits, including the issuing authority and the expiration date of each of them. All such material Permits are, and following the Closing will be, in full force and effect, and no event has occurred that would, with the passage of time, the giving of notice or both, constitute a default under any such material Permits. All applications for renewal of such material Permits have been timely filed. As of the date of this Agreement, the Company Group has not received any written notice or other written communication regarding any violation of any Permit, and there is no action pending, or to the Knowledge of the Company threatened, with respect to the suspension, cancellation, or invalidation of any material Permits.

4.12          Litigation. There is no material Action pending or, to the Knowledge of the Company threatened, against any member of the Company Group or affecting any of its properties or assets. There is no material Action pending or, to the Knowledge of the Company threatened, against any employee, officer or director of the Company Group in his or her capacity as such or otherwise relating to the Company Group or the business thereof. The Company Group has not initiated any material Action against any Person that is currently pending. No member of the Company Group is subject to any material Order. To the Knowledge of the Company, there is no investigation or inquiry by any Governmental Authority pending or threatened against any member of the Company Group.

4.13          Compliance with Law; Code of Ethics.

(a)               No member of the Company Group is in breach or default of any provisions of its respective Organizational Documents.

(b)               Each member of the Company Group and each of their officers and directors (in their capacities as such) have at all times during the past three (3) years complied in all material respects with, and is now in compliance in all material respects with, all Laws and Orders applicable to any member of the Company Group or affecting any of its properties or assets. No member of the Company Group has received any written or, to the Company’s Knowledge, oral notice regarding any violation of any such Law or Order. There is not currently pending any internal investigation with respect to any member of the Company Group related to any potential violation of any such Law or Order.

(c)               None of the Company or its Subsidiaries, or, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of any of the Company or any Subsidiary (in their capacity as director, officer, agent, or employee), has at any time during the last three (3) years: (i) used any corporate funds of the Company or any of its Subsidiaries for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of their businesses, or failed to disclose fully any such contribution in violation of applicable Laws; (ii) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority, in the United States or any other country, which is in any manner illegal under any Law of the United States or any other country having jurisdiction; (iii) made any unlawful payment, bribe, kickback or given any other unlawful consideration to any Person, including any government official or any customer, agent, distributor or supplier of the Company or any of its Subsidiaries or any director, officer, agent, or employee of such customer or supplier or (iv) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law of any other country having jurisdiction.

4.14          [Reserved].

4.15          Intellectual Property.

(a)               Section 4.15(a)(i) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Owned Intellectual Property and Company Owned Intellectual Property Rights that are: (i) registered Marks and applications for registration of Marks, (ii) issued Patents and Patent applications, (iii) registered Copyrights and Copyright applications, and (iv) registered Domain Names (collectively, the items in (i) through (iv), the “Company Registered Intellectual Property Rights”), (v) common law or unregistered Marks that are material to the business of the Company Group, or (vi) social media accounts held in the name of the Company Group; in case of each Company Registered Intellectual Property Right, identifying (as applicable) the title or name of the Intellectual Property Right, registered owner(s) (and if such registered owner is not the legal owner, the legal owner as well), jurisdiction, application number and date, registration number and registration date, with respect to registered Domain Names, the applicable domain name registrar, and, with respect to registered or pending applications for Marks, class of goods and services. All necessary registration, maintenance and renewal fees currently or previously due in connection with all Company Registered Intellectual Property Rights have been paid in full (and, except as noted in Section 4.15(a)(i) of the Disclosure Schedule, no registration, maintenance or renewal fee is due, or expiration is set to occur, within ninety (90) days after the Closing Date) and all necessary documents in connection with such Company Registered Intellectual Property Rights have been filed with the relevant Governmental Authority in any applicable jurisdiction for the purposes of maintaining such Company Registered Intellectual Property Rights. The Company Registered Intellectual Property Rights are (as applicable) subsisting, valid and, to the extent registered and except as disclosed in Section 4.15(a)(i) of the Disclosure Schedule, enforceable and not been abandoned or cancelled. Section 4.15(a)(ii) of the Disclosure Schedule sets forth a true, correct and complete list of all Company Products or Services containing Company Proprietary Software that are currently offered for sale or license by the Company Group.

(b)               Except as set forth in Section 4.15(b) of the Disclosure Schedule, the Company Group solely and exclusively owns all right, title, and interest (including the sole right to enforce), free and clear of all Encumbrances other than Permitted Encumbrances, the Company Owned Intellectual Property Rights. No licensor of any Company Licensed Intellectual Property has ownership rights or license rights to derivative works or improvements made by or on behalf of any Company Group to the Company Licensed Intellectual Property licensed thereunder. The consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in a breach, modification, cancellation, termination, non-renewal, suspension of, or acceleration of any payments with respect to any Company Group IP Agreement.

(c)               The Company Group’s conduct of its business as currently and formerly conducted, the Company Owned Intellectual Property, the Company Products or Services, and to the Knowledge of the Company, the use by the Company Group of the Company Licensed Intellectual Property, have not and do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property Rights of any Person, nor constitute unfair competition or trade practices under the Laws of any jurisdiction. The Company Group has not received any written notice, invitation to license, cease and desist letter, or other correspondence, and no Action or proceeding to which a member of the Company Group is a party has been instituted, settled or, to the Knowledge of the Company, threatened in writing that, in each case of the foregoing, (i) alleges any such infringement, dilution misappropriation or other violation or (ii) challenges the validity or enforceability of any Company Owned Intellectual Property Rights or the Company’s right to use or otherwise exploit any Company Owned Intellectual Property Rights or Company Products or Services. The Company Group has not received any written notice that any Person is infringing upon or misappropriating, or has infringed upon or misappropriated any material Company Owned Intellectual Property Rights or Company Licensed Intellectual Property, and to the Knowledge of the Company, no Person is infringing upon, diluting, misappropriating or otherwise violating, or has infringed upon, diluted, misappropriated or otherwise violated the Company Group’s rights in any material Company Owned Intellectual Property Rights. As of the date of this Agreement, the Company Group has not made or asserted any written charge, complaint, claim, demand, or notice alleging any infringement, dilution, violation or misappropriation of any Company Owned Intellectual Property Rights or any Company Licensed Intellectual Property. The Company Licensed Intellectual Property and the Company Owned Intellectual Property constitute all of the Intellectual Property necessary for the operation of the business of the Company Group as currently conducted, and the Company has a valid, written and binding license to use all such Company Licensed Intellectual Property.

(d)               The Company Group takes and has taken reasonable steps to protect, maintain and enforce all Company Owned Intellectual Property Rights and to preserve the confidentiality of any Trade Secrets comprised in Company Owned Intellectual Property Rights and other non-public or proprietary information pertaining to the Company Group or its business and services. As of the date of this Agreement, the Company Group has not made or asserted any written charge, complaint, claim, demand, or notice challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any Person with respect to, any Company Licensed Intellectual Property. All of the Company Group’s former and current employees, consultants, agents and other Persons who are provided with or otherwise have had and have access to any Trade Secrets or other non-public or proprietary information pertaining to the Company Group or its business and services have executed confidentiality agreements binding such employees, consultants, agents and other Persons to obligations of confidentiality with respect to such Trade Secrets or other non-public or proprietary information. All of the Company Group’s former and current employees, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any Intellectual Property or Intellectual Property Rights on behalf of the Company Group, as part of such Person’s employment, consultancy or engagement with the applicable member of the Company Group (each such Person, a “Contributor”) have entered into valid and binding proprietary rights agreements with the applicable member of the Company Group in which they have presently and irrevocably assigned or vested ownership of all such Intellectual Property and Intellectual Property Rights to a member of the Company Group, waived all moral rights therein to the extent legally permissible or applicable, and have agreed to maintain the confidentiality of any such Intellectual Property or Intellectual Property Rights to the extent constituting the Company Group’s Trade Secrets or confidential information. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to Company Owned Intellectual Property, other than compensation in connection with the services provided to the Company Group, nor has any Contributor made any assertions in writing to the Company Group with respect to any alleged ownership or any such right, claim, interest or option of such Contributor in such Company Owned Intellectual Property, nor threatened in writing to make any such assertion. At no time during the conception of or reduction to practice of any Company Owned Intellectual Property was any Contributor to the development of such Company Owned Intellectual Property operating under any grants from any Governmental Authority, educational institution or private source, performing research sponsored by any Governmental Authority, educational institution or private source utilizing the facilities of any Governmental Authority or educational institution, or, to the Knowledge of the Company, subject to any employment agreement or invention assignment or nondisclosure agreement with any third Person, in each case that required such Contributor to assign to such third Person the ownership of any Intellectual Property or Intellectual Property Rights resulting from services provided to the Company Group. The Company Group has not been a member or promoter of, or contributor to, any industry standards body or similar organization that could require or obligate the Company Group to grant or offer to any other Person any license or right to any Company Owned Intellectual Property Rights.

(e)               The computer hardware, Software, web sites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology systems currently used by the Company Group in the conduct of its business (collectively, the “Business Systems”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, (ii) have not malfunctioned or failed at any time in a manner that resulted in significant or chronic disruptions to the operation of the business of the Company Group, and (iii) are sufficient in all material respects for the conduct of the Company Group’s business as conducted on the date of this Agreement. The Company Group maintains commercially reasonable security, data backup, disaster recovery and business continuity plans, procedures and facilities, and acts in all material respects in compliance therewith. The Company Group has taken commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Business Systems (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. There have been no material unauthorized intrusions or breaches of the security of such Business Systems owned or controlled by the Company Group, and to the Knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the Business Systems not owned or controlled by the Company Group. The Company Group uses industry standard methods (including passwords) designed to ensure the correct identity of the users of its Software, databases, systems, networks and internet sites and the correct identity of its customers, and uses industry standard encryption (or equivalent) protection designed to guarantee the security and integrity of transactions executed through its Software and Business Systems.

(f)                Except as disclosed in Section 4.15(f) of the Disclosure Schedule, the Company Group has complied at all times and in all material respects, with all applicable Laws and all relevant privacy-related and data security-related provisions and provisions otherwise related to the Processing (as defined below) of Personal Information of agreements to which the Company Group is a party (such provisions, the “Privacy Contracts”) regarding the collection, retention, use, acquisition, recording, storage, distribution, disposal, transfer, disclosure, processing (collectively, “Processing”) and security of Personal Information, including, in each case, by obtaining all consent from, and giving all notices to, the Person about whom Personal Information is being Processed by Company Group to the extent necessary for compliance in all material respects with such Laws and Privacy Contracts. The Company Group has implemented and maintained one or more privacy policies regarding the Processing and security of Personal Information in connection with the operation of its business (the “Privacy Policies”) and (i) the Company Group’s privacy practices are and have been in compliance with all such Privacy Policies at all times such Privacy Policies have been in effect, and (ii) the Company Group’s information security practices are and have been in compliance with any information security statements in its Privacy Policies at all times such Privacy Policies have been in effect. No Person (including any Governmental Authority) has made any written or, to the Knowledge of the Company, oral claim or commenced any written or, to the Knowledge of the Company, oral Action, and to the Knowledge of the Company, no claim or Action is threatened (i) alleging a violation of any Person’s privacy or confidentiality rights under any Privacy Policy, Privacy Contract or applicable Law or (ii) with respect to the security, use, transfer or disclosure of Personal Information specifically. The Company has, in all material respects, fulfilled in compliance with applicable Law all requests from the subjects of Personal Information to access, remove or update such Personal Information stored by or on behalf of the Company Group. Neither this Agreement, nor any other Ancillary Agreements to which the Company Group is a party, nor the consummation of the transactions contemplated hereby will constitute a violation by the Company Group of any applicable Laws governing privacy or data protection with respect to the Processing of Personal Information or of any Privacy Policies or Privacy Contracts. The Company Group has established and implemented policies, programs and procedures that conform in all material respects with all requirements of Law, including administrative, technical and physical safeguards that protect the confidentiality, integrity and security of Personal Information in the Company Group’s possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse. The Company Group has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody or control, or otherwise held or Processed on its behalf, in each case except as has not been material to the Company Group.

(g)               To the extent that the Company Group receives, processes, transmits or stores any financial account numbers (such as credit cards, bank accounts, PayPal accounts, debit cards), passwords, CCV data, or other related data (“Cardholder Data”), the Company Group has during the time period of such receipt, processing, transmission or storage implemented information security procedures, processes and systems that have in all material respects met or exceeded all applicable Laws related to privacy or data security with respect to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authorities, and the guidance, standards or rules established by the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard), as applicable.

(h)               Except as set forth in Section 4.15(h) of the Disclosure Schedule, the Company Group has not disclosed, licensed, made available or delivered to any escrow agent or any Person other than employees and contractors of the Company Group any of the Source Code for any Company Proprietary Software, and no event has occurred that legally required the Company Group to do any of the foregoing. Neither this Agreement, nor any other Ancillary Agreement to which the Company is a party, nor the consummation of the transactions contemplated hereby will result in the disclosure to a third Person of any Source Code included in the Company Proprietary Software (including any release from escrow of any such Source Code).

(i)                 An Open Source Software code scan of all Company Proprietary Software incorporated in current Company Products or Services has been conducted and the results thereof (the “OSS Scan Results”) have been made available in the VDR, and the Company has provided a true and correct description within the excerpt provided by Parent of such OSS Scan Results of whether each such item of Company Open Source Software program was incorporated into, combined with or linked to any such Company Products or Services or Company Proprietary Software, and whether the Open Source Software was modified, distributed, or made available as services by the Company. Except as identified in the OSS Scan Results, the Company Group has not used Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Company Products or Service or any Company Proprietary Software, (i) require its disclosure or distribution in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof. With respect to any Open Source Software that is or has been used by the Company Group in any way, the Company Group has at all times been and is in material compliance with all applicable agreements with respect thereto.

(j)                 No Company Proprietary Software or Business Systems owned or controlled by the Company Group, and to the Knowledge of the Company, no Business Systems not owned or controlled by the Company Group constitute or contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). The Company Group implements commercially reasonable measures designed to prevent the introduction of Malicious Code into Company Proprietary Software and Business Systems (if within the Company’s control), including firewall protection and regular virus scans. None of the Software included in the Company Proprietary Software or Business Systems owned or controlled by the Company Group and, to the Knowledge of the Company, no Business Systems not owned or controlled by the Company Group constitutes, contains or is considered “spyware” or “trackware” (as these terms are commonly understood in the software industry), records a user’s actions without the user’s knowledge or employs a user’s Internet connection without the user’s knowledge to gather or transmit information on the user or the user’s behavior.

(k)                The transactions contemplated by this Agreement will not result in any member of the Company Group, Parent or the Second Surviving Corporation: (i) granting to any third party any incremental right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) except as contemplated by this Agreement, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses, or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party, in case of each of (i) through (iii) above, except pursuant to Contracts to which Parent or its Affiliates (other than the Company Group) are a party. As used in this paragraph, an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement and the Ancillary Agreements or consummated the transactions contemplated by this Agreement.

(l)                 Except as would not reasonably be expected to be material to the Company Group, (i) the Company Group has entered into “Business Associate Agreements” (as defined in HIPAA) in all circumstances in which the Company Group has been required to enter into such Business Associate Agreements for the Company Group’s compliance with HIPAA, and (ii) such Business Associate Agreements have contained all provisions required by HIPAA.

4.16          Real Property.

(a)               The Company Group does not own any real property or interest therein and is not a party to any agreement or option to purchase any real property or interest therein.

(b)               Section 4.16(b) of the Disclosure Schedule sets forth a true, correct and complete list of all real property that is leased or used or occupied by any member of the Company Group (the “Leased Real Property”) and the leases, subleases and agreements by which such Leased Real Property is leased, used or occupied (the “Leases”), true and complete copies of which have been made available to Parent. Except as set forth on Section 4.16(b) of the Disclosure Schedule, with respect to each of the Leases and the Leased Real Property:

(i)              The Company Group has good and valid leasehold title to the Leased Real Property, free and clear of Encumbrances (other than Permitted Encumbrances) and enjoy peaceful and undisturbed possession under all such Leases;

(ii)             There are no leases, subleases, concessions or other agreements to which the Company Group is a party granting to any Person (other than any employee or independent contractor of any member of the Company Group) the right to use or occupancy of any portion of the Leased Real Property, and no Person (other than any employee or independent contractor of any member of the Company Group) occupies any part of the Leased Real Property; and

(iii)            The Leases represent the entire agreement between the Company Group and the applicable landlord relating to such Leased Real Property, and there are no other material agreements, written or oral, between the Company Group and the applicable landlord relating to the Leased Real Property or the Company Group’s use, possession and occupancy of the Leased Real Property.

4.17          Labor Matters.

(a)               The Company has made available to Parent a true, correct and complete list as of December 31, 2019 of all employees and individual consultants of the Company Group (other than directors), and each such individual’s current annual base salary or hourly wage rate, as applicable, bonus or commission opportunity, hire date, accrued vacation and paid-time-off, principal work location, leave status and status as being exempt or nonexempt from the application of state and federal wage and hour Laws applicable to employees who do not occupy a managerial, administrative, or professional position. As of the date of this Agreement, no executive or key employee of the Company Group has informed the Company Group (whether orally or in writing) of any plan to terminate employment with or services for the Company Group.

(b)               The Company Group has not violated any applicable Law or Order regarding the terms and conditions of employment of current or former employees or other labor or employment related matters, including any Law or Order relating to wrongful discharge, discrimination, civil rights, personal rights, workers’ compensation, the payment of social security and other Taxes, wages, hours, equal opportunity, collective bargaining, fair labor standards or occupational health and safety. Without limiting the foregoing, the Company Group is, and, in the past three (3) years, has been and has been in compliance in all material respects with all Employment Statutes.

(c)               The Company Group is not and has never been a party to any collective bargaining or similar agreement, and there are no labor unions, works councils or other organizations representing, purporting to represent or, to the Knowledge of the Company, attempting to represent, any employee. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, and there are no grievances, complaints, arbitrations, claims or judicial or administrative proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees. The Company Group has not experienced any strike, slowdown, work stoppage, picketing, lockouts or other organized work interruption with respect to any employees in the past three years, nor, to the Knowledge of the Company, are any such strikes, slowdowns, work stoppages, picketings, lockouts or other organized work interruptions threatened.

(d)               (i) The Company Group has paid in full to all of its employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, and other benefits and compensation due to or on behalf of such employees; and (ii) there is no action, suit, proceeding or claim that has been asserted or is now pending or, to the Knowledge of the Company, threatened before any Governmental Authority with respect to the employment or termination of employment of any current or former employee of the Company Group.

(e)               The Company Group has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes and has properly reported all compensation paid to such individuals for all purposes.

(f)                The Company Group has not in the past three years implemented any employee layoffs or plant shutdowns within the meaning of, and has no unsatisfied liabilities under, the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”), or any similar Law.

4.18          Employee Benefit Plans.

(a)               Section 4.18(a) of the Disclosure Schedule sets forth a true, correct and complete list of each material Employee Benefit Plan (it being understood that all employment or services Contracts with an employee or individual service provider of any Company Group member providing for annual base compensation or wages in excess of $150,000 shall be deemed material Employee Benefit Plans unless terminable at-will by the Company Group without Liability upon notice of not more than 30 days or such longer period as is required by applicable Laws), and identifies which Employee Benefit Plans are Non-US Plans. Each Employee Benefit Plan complies in form and in operation in all material respects, and has been maintained and administered in accordance with, its terms and the applicable requirements of ERISA, the Code and other applicable Laws, in all material respects. Other than routine claims for benefits, there is no Action pending or, to the Company’s Knowledge, threatened against or with respect to an Employee Benefit Plan and there is no fact or circumstance that would give rise to any such Action.

(b)               With respect to each Employee Benefit Plan, the Company has made available to Parent true and complete copies of: (i) each such Employee Benefit Plan, including all amendments thereto, the most recent summary plan description and summary of material modifications, and any other notice or description provided to employees (as well as any modifications or amendments thereto), (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and each currently pending request for such a letter with respect to any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (iii) the most recent annual report (Form 5500 series) filed with the Internal Revenue Service, (iv) any related trust or funding agreements, and (v) any non-routine correspondence with, and all filings, records and notices concerning audits or investigations, by any Governmental Authority during the past three years.

(c)                Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code either (i) has received a current favorable determination letter from the Internal Revenue Service as to its qualified status or (ii) may rely upon a current prototype opinion letter from the Internal Revenue Service. No fact or event has occurred that could reasonably be expected to adversely affect or cause the loss of such qualified status or the imposition of any material liability, penalty or tax under ERISA or the Code with respect to any such Employee Benefit Plan.

(d)               No Employee Benefit Plan is, and neither the Company Group nor any of its ERISA Affiliates has at any time in the past six (6) years sponsored, maintained, participated in, contributed to, or had any obligation (contingent or otherwise) with respect to any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). No Employee Benefit Plan provides, and the Company Group does not have any obligation to provide any of the following retiree or post-employment or post-service benefits to any Person: medical, accident, disability, life insurance, death or welfare benefits (other than severance under an Employee Benefit Plan listed on Section 4.18(a) of the Disclosure Schedule), except as required by the applicable requirements of Section 4980B of the Code or any similar state Law.

(e)               With respect to each Employee Benefit Plan: (i) no Encumbrance has been imposed under the Code, ERISA or any other applicable Law that remains outstanding, and (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) for which any material liabilities are outstanding.

(f)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) result in or entitle any service provider of the Company Group to any payment or benefit or any loan forgiveness, (ii) accelerate the vesting, funding or time of payment of any compensation or other benefit, (iii) increase the amount or value of any payment, compensation or benefit to any such service provider, (iv) trigger any other obligations under any Employee Benefit Plan or (v) limit or restrict the right to amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.

(g)               With respect to each Employee Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements and premium payments that are due have been timely made and all contributions, distributions, reimbursements and premium payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. None of any Employee Benefit Plan, the Company Group or, to the Company’s Knowledge, any Employee Benefit Plan fiduciary with respect to any Employee Benefit Plan, in any case, during the past three years has been the subject of an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to the Company’s Knowledge, threatened.

(h)               The Company Group and, to the Company’s Knowledge, its ERISA Affiliates are, and during all relevant times have been, in compliance in all material respects with the applicable requirements of (i) Section 4980B of the Code and any similar state Law, (ii) the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws thereunder and (iii) the Patient Protection and Affordable Care Act of 2010, and all rules and official guidance promulgated thereunder, and, to the Company’s Knowledge, no circumstance exists or event has occurred which reasonably could be expected to result in a material violation of, or material penalty or liability under, any of the foregoing.

(i)                 With respect to Employee Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Plans”), (i) there are no liabilities that are not offset in full by insurance or reserved in accordance with GAAP on the Financial Statements, (ii) each Non-US Plan required to be registered with a Governmental Authority has been registered and has been maintained in good standing with the appropriate Governmental Authority and (iii) each Non-US Plan intended to qualify for special tax treatment, meets all the requirements for such treatment.

4.19         Affiliate Transactions. No director, officer, employee, Affiliate (which for purposes of this Section 4.19 shall include any Stockholder that owns more than 5% of the Company Capital Stock) or “associate”, or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), of the Company Group (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company Group (a) is party to any Contract with any member of the Company Group, (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any property or right used by the Company Group, (c) has any outstanding Indebtedness owed to the Company Group or any other claim or right against the Company Group (other than rights to receive compensation for services performed as a director, officer or employee of the Company Group and other than rights to reimbursement for travel and other business expenses incurred in the ordinary course), or (d) otherwise has a business arrangement (other than services performed as a director, officer or employee of the Company Group) with the Company Group.

4.20         Insurance. Section 4.20 of the Disclosure Schedules sets forth (a) a true, correct and complete list of all insurance policies currently in force with respect to the Company Group (the “Insurance Policies”) and (b) all material pending claims under the Insurance Policies. The Insurance Policies are, and following the Closing will be, in full force and effect. All premiums due thereon have been timely paid, all claims under the Insurance Policies have been timely made and the Company Group is in material compliance with the terms of the Insurance Policies. Such Insurance Policies are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company Group. No pending claim under any Insurance Policy has been disputed or denied by the insurer thereunder. The Company Group has not been notified of any pending increase in the renewal or other premiums applicable to any of the Insurance Policies or that any of such Insurance Policies will not be renewed on substantially the same terms or at all.

4.21         Tax Matters. Except as otherwise set forth in Section 4.21 of the Disclosure Schedule:

(a)                Each member of the Company Group has duly and timely filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are complete and accurate in all material respects. All material Taxes due and owing by any member of the Company Group on or before the date hereof (whether or not shown on any Tax Returns) have been timely paid (or adequate reserves have been established in accordance with GAAP). No written claim has ever been made by a Governmental Authority in a jurisdiction where a member of the Company Group does not file Tax Returns that the applicable member is or may be subject to taxation by that jurisdiction.

(b)               The unpaid Taxes of the Company Group did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto), and since the date of the Latest Balance Sheet, no member of the Company Group has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice, in each case, except to the extent contemplated by this Agreement.

(c)               No material outstanding deficiencies for Taxes with respect to any member of the Company Group have been claimed, proposed or assessed by any Governmental Authority, in each case, in writing. There are no pending audits, assessments, investigations, disputes, claims or other actions for or relating to any liability in respect of Taxes of any member of the Company Group with respect to which any member of the Company Group has received written notice.

(d)               The Company has delivered or made available to Parent complete and accurate copies of federal and state income Tax Returns for 2015 through 2018 and state 2018 full year and 2019 monthly or quarterly sales Tax Returns for the ten (10) states in which the Company generates the most revenue, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against or agreed to by any member of the Company Group (or any predecessor of such member) for all open taxable years, with respect to Taxes of any type. No member of the Company Group (or any predecessor of such member) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is still in effect, other than, in each case, with respect to routine extensions to file Tax Returns.

(e)               There are no Encumbrances for Taxes upon any property or asset of any member of the Company Group (other than Permitted Encumbrances).

(f)                All Taxes required to have been withheld, collected, deposited or paid, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, by any member of the Company Group have been timely withheld, collected, deposited or paid.

(g)               There are no Tax sharing agreements, Tax allocation agreements or similar arrangements (including indemnity arrangements) with respect to or involving any member of the Company Group, other than, in each case, agreements that do not relate principally to Taxes.

(h)               No member of the Company Group has been a member of an “affiliated group” (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or any similar group for federal, state, local or foreign Tax purposes (other than a group the common parent of which is the Company). No member of the Company Group has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (other than pursuant to a Contract not principally relating to Taxes).

(i)                 No member of the Company Group has been a party to a transaction that is a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1).

(j)                 No member of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k)                No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction prior to the Closing, any accounting method change or agreement with any Governmental Authority filed or made prior to the Closing, any prepaid amount received on or prior to the Closing, or any election under Section 108(i) of the Code.

(l)                 No member of the Company Group has either agreed or is required to make any adjustment under Section 481(a) of the Code (or any comparable state or local Tax provision) by reason of a change in accounting method or otherwise.

(m)               No member of the Company Group is or has been (i) a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign Laws) other than a “controlled foreign corporation” that is a member of the Company Group; (ii) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign Law); (iii) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iv) subject to Tax in a country other than the country of its formation by virtue of being engaged in a trade or business or having a permanent establishment (within the meaning of an applicable Tax treaty).

(n)               No member of the Company Group that was created or organized outside of the United States (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was also created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulations Section 301.7701-5(a).

(o)               The prices and terms for the provision of any property or services by or to any member of the Company Group are arm’s length for purposes of the relevant transfer pricing laws, and all related documentation required by such laws has been timely prepared or obtained and, if necessary, retained.

(p)               For the period commencing on the first day of any Straddle Period and ending at the close of business on the Closing Date, no member of the Company Group has any item of income that constitutes subpart F income within the meaning of Section 952 of the Code.

(q)               As of the Closing Date, no member of the Company Group that was created or organized outside of the United States will hold assets that constitute U.S. property within the meaning of Section 956 of the Code.

(r)                 No member of the Company Group has participated in or cooperated with, or has agreed to participate in or cooperate with, or is participating in or cooperating with, any international boycott within the meaning of Section 999 of the Code.

(s)                The Company has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order of a territorial or non-U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or order.

(t)                 Except as disclosed in Section 4.21(t) of the Disclosure Schedule, each Employee Benefit Plan that constitutes a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been in documentary and operational compliance with Section 409A of the Code in all material respects.

(u)               Except as disclosed in Section 4.21(u) of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code.

(v)               Except as disclosed in Section 4.21(v) of the Disclosure Schedule, there is no Contract, agreement, plan or arrangement to which any member of the Company Group is a party which requires the Company Group to make any Tax-related payments to any Person, including any Tax gross-up or reimbursement payment under Section 409A of the Code or Section 280G or 4999 of the Code.

4.22          Compliance with Environmental Laws. Each member of the Company Group is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable in any material respect under any applicable Laws relating to protection of the environment and to human health and safety (in relation to the exposure to toxic or hazardous substances) (“Environmental Laws”). Each member of the Company Group has obtained, and is in compliance with, all material permits required under Environmental Laws to conduct the business of the Company Group. There are no claims, notices, civil, criminal or administrative Actions, inquiries, common law claims, or proceedings pending or, to the Knowledge of the Company, threatened against the Company Group that allege the violation of any Environmental Law. The Company Group has not caused or contributed to a release of hazardous substances (as defined under applicable Environmental Law) including polychlorinated biphenyls, asbestos, lead paint or toxic mold in amounts or concentrations creating Liability under Environmental Law. The Company has furnished to Parent all reports or communications (in written or electronic form) in its possession or the possession of lenders, insurers, consultants and advisors relating to compliance in respect of, or Liability under, Environmental Law.

4.23          Customers.

(a)                Section 4.23(a) of the Disclosure Schedule sets forth the top ten (10) customers of the Company Group (each, a “Material Customer”), based on the dollar amount of revenues earned by the Company Group for the current fiscal year.

(b)                No Material Customer (i) has, as of the date of this Agreement, given any member of the Company Group or any of their directors, officers or employees written notice or, to the Company’s Knowledge oral notice, that it intends to stop or materially alter its business relationship with the Company Group (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or (ii) has during the twelve (12) months prior to the date of this Agreement decreased materially, or threatened in writing, or to the Company’s Knowledge orally, to decrease or limit materially, its purchase of Company Products or Services. To the Company’s Knowledge, except as set forth in Section 4.23(b) of the Disclosure Schedule (A) no Material Customer intends to cancel or otherwise substantially modify its relationship with the Company Group or to decrease or limit materially, its purchase of Company Products or Services and (B) no Material Customer has advised the Company Group of any material complaint, problem or dispute with such Material Customer that is still outstanding.

4.24         No Brokers. Except as set forth on Section 4.24 of the Disclosure Schedule, no member of the Company Group nor any of their respective officers, directors, employees, stockholders, representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of any member of the Company Group, Parent or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

Article V.

REPRESENTATIONS AND WARRANTIES OF parent and the merger subs

Except as disclosed in the Parent SEC Reports (other than risk factor and forward-looking statement disclosure in such Parent SEC Reports), Parent and the Merger Subs hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

5.1            Organization of Parent and the Merger Subs. Parent and the Merger Subs are corporations duly organized and validly existing under the laws of the State of Delaware and have all organizational power and authority required to own, lease and license their assets and properties and carry on their businesses as presently conducted. Parent and the Merger Subs are each duly qualified or licensed to do business as a foreign corporation and are in good standing in each jurisdiction where the character of the assets and properties owned, leased or licensed by them or the nature of their businesses makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not have a material adverse effect on Parent’s or the Merger Subs’ ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.2            Capitalization.

(a)               As of the date of this Agreement, the authorized capital stock of Parent consists of 150,000,000 shares of Parent Stock and 1,000,000 shares of preferred stock, $0.001 par value (“Parent Preferred Stock”). As of January 7, 2020, (a) 72,765,642 shares of Parent Stock were issued and outstanding, (b) options to purchase 5,545,106 shares of Parent Stock were outstanding, (c) 1,923,583 Parent restricted stock units were issued and outstanding and (d) no shares of Parent Preferred Stock were issued and outstanding. All outstanding shares of Parent Stock have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Except as set forth above, as of January 7, 2020, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its subsidiaries to issue or sell any shares of capital stock or other securities of Parent or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(b)               Parent is the sole stockholder of the Merger Subs.

5.3            Parent Stock. The shares of Parent Stock issuable in the First Merger, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable and, assuming the accuracy of the statements made by the Stockholders in the Accredited Investor Certifications, issued in compliance with all applicable federal and state securities laws. The issuance of the shares of Parent Stock issuable in the First Merger will not be subject to any pre-emptive rights.

5.4            Interim Operations of the Merger Subs. The Merger Subs were formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and have engaged in no other business activities other than those relating to this Agreement. The Merger Subs have no liabilities or obligations other than those incident to their formation or pursuant to this Agreement and the Ancillary Agreements to which they are a party.

5.5            Authorization.

(a)                Parent and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by Parent and the Merger Subs pursuant hereto, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent’s Board of Directors. Except for the filing of the First Certificate of Merger and Second Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of Parent or the Merger Subs are necessary to authorize this Agreement and the Ancillary Agreements to which they are to be parties and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Parent and the Merger Subs and is, and upon execution and delivery of the Ancillary Agreements to which Parent and/or the Merger Subs are or will be parties, each of such Ancillary Agreements will be, legal, valid and binding obligations of Parent and/or the Merger Subs enforceable against Parent and/or the Merger Subs in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and (b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

(b)               The Board of Directors of each of the Merger Subs, by written consent duly adopted prior to the date hereof, (i) has resolved that this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby, including the Mergers, and thereby are fair to and in the best interests of the applicable Merger Sub and the stockholder of the applicable Merger Sub, (ii) approved and declared advisable this Agreement, the Ancillary Agreements and the Mergers and the other transactions contemplated hereby and thereby, on the terms and subject to the conditions set forth herein, in accordance with the requirements of the DGCL, and (iii) submitted this Agreement for adoption by Parent, as the sole stockholder of the Merger Subs. Parent, as the sole stockholder of the Merger Subs, has duly approved and adopted this Agreement and the Mergers.

5.6           Consents and Approvals. Other than (a) the filing of the First Certificate of Merger and Second Certificate of Merger with the Secretary of State of the State of Delaware, (b) the applicable requirements of the HSR Act (which have been satisfied prior to the date of this Agreement) or (c) the applicable requirements of the New York Stock Exchange, no approval of any Governmental Authority is required to be made or obtained by Parent or the Merger Subs in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent and/or the Merger Subs is a party or the consummation of the transactions contemplated hereby or thereby, except for approvals which if not obtained would not have a material adverse effect on Parent’s or the Merger Subs’ ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.7           No Conflict or Violation. Neither the execution, delivery or performance of this Agreement and the Ancillary Agreements to which Parent or the Merger Subs is a party, nor the consummation of the transactions contemplated hereby or thereby by Parent or the Merger Subs, does or will (a) violate, breach or be in conflict with any provisions of the Organizational Documents of Parent or the Merger Subs; (b) with or without the passage of time, the giving of notice or both, violate, breach, result in a default under or be in conflict with any Contract to which Parent or the Merger Subs is a party; or (c) assuming compliance with the matters referred to in Section 5.6, violate any Law or any Order to which Parent or the Merger Subs is subject, which in the case of clauses (b) or (c) would have a material adverse effect on Parent’s or the Merger Subs’ ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement.

5.8           Parent SEC Reports. As of the time filed with the SEC (or, if amended or superseded by a filing, then on the date of such filing) none of the registration statements, proxy statements, and other statements, reports, schedules, forms, exhibits and other documents required to be filed by Parent with the SEC since January 1, 2018 (“Parent SEC Reports”) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.9           Parent Financial Statements. The audited and unaudited financial statements of Parent (including the related notes) included or incorporated by reference in the Parent SEC Reports (a) are based on the books and records of the Parent; (b) fairly present in all material respects the financial condition of the Parent as of the dates therein indicated and the results of operations and cash flows of the Parent for the periods therein specified (subject, in the case of any unaudited financial statements, to customary year-end adjustments); and (c) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except any unaudited financial statements do not contain footnotes required by GAAP or as may be indicated in the notes thereto).

5.10         Internal Control over Financial Reporting. Parent maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that complies with the requirements of the Exchange Act and has been designed by Parent’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s internal control over financial reporting is effective for purposes of Rules 13a-15 and 15d-15 under the Exchange Act and Parent is not aware of any material weaknesses in its internal control over financial reporting. Since December 31, 2018, there has been no change in Parent’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

5.11         Litigation. There is no Action before any Governmental Authority pending or, to the actual knowledge of Parent, threatened, against Parent or the Merger Subs, or affecting any of their properties or assets, except which would not have a Parent Material Adverse Effect.

5.12         Compliance with Laws. Parent is not in breach or default of any provisions of its Organizational Documents. Parent and its officers and directors (in their capacities as such) are in compliance with all Laws and Orders applicable to Parent, except where failure to be in compliance would not have a Parent Material Adverse Effect.

5.13         Availability of Funds. Parent will have as of the Closing sufficient cash and available lines of credit to enable it to consummate the transactions contemplated by this Agreement and to pay all associated costs and expenses required to be paid by Parent hereunder. Parent’s obligation to consummate the transactions contemplated by this Agreement is not contingent on the consummation of any debt financing.

5.14         No Material Adverse Effect. Between June 30, 2019 and the date of this Agreement, there has been no Parent Material Adverse Effect.

5.15         Intellectual Property. Except as would not have a Parent Material Adverse Effect:

(a)               Parent and its subsidiaries own or possess valid and enforceable rights to use all Intellectual Property and Intellectual Property Rights (collectively, “Parent Intellectual Property”) material to the conduct of the business of Parent and its subsidiaries taken as a whole, as conducted. There is no material pending, or to Parent’s actual knowledge, threatened, action, suit, proceeding or claim by others (A) alleging that Parent is infringing, misappropriating or otherwise violating any Intellectual Property of others, or (B) challenging Parent’s or its subsidiaries rights in or to, or the validity, enforceability, scope or ownership of, any Parent Intellectual Property owned by or licensed to Parent or its subsidiaries.

(b)               The Parent has complied at all times with all applicable Laws and data privacy-related and data security-related relevant agreements to which the Parent is a party, regarding the Processing of Personal Information, including, in each case, by obtaining all consent from, and giving all notices to, the Person about whom Personal Information is being Processed by Parent to the extent necessary. The Parent has implemented and maintained a privacy policy regarding the Processing of Personal Information in connection with the operation of its business and (i) the Parent’s privacy practices are and have been in compliance with all such privacy policies at the time such privacy policy was in effect, and (ii) the Parent’s information security practices are and have been in compliance with any information security statements in its privacy policies at the time each such privacy policy was in effect. No Person (including any Governmental Authority) has made any written or, to the actual knowledge of the Parent, oral claim or commenced any written or, to the actual knowledge of the Parent, oral Action, and, to the actual knowledge of the Parent, no claim or Action is threatened (y) alleging a violation of any Person’s privacy or confidentiality rights under the Parent’s privacy policies or applicable Law or (z) with respect to the security, use, transfer or disclosure of Personal Information specifically. The Parent has fulfilled in compliance with applicable Law all requests from the subjects of Personal Information to access, remove or update such Personal Information stored by or on behalf of the Parent. Neither this Agreement, nor any other Ancillary Agreement to which the Parent is a party, nor the consummation of the transactions contemplated hereby will constitute a violation by the Parent of any applicable Laws governing privacy or data protection with respect to the Processing of Personal Information or of the Parent’s privacy policies. The Parent has established and implemented policies, programs, and procedures that conform with all requirements of applicable Law, including administrative, technical and physical safeguards designed to protect the confidentiality, integrity and security of Personal Information in its possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. To the actual knowledge of the Parent, the Parent has not experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any Personal Information in its possession, custody or control, or otherwise held or Processed on its behalf.

(c)               To the extent that the Parent receives, processes, transmits or stores any Cardholder Data, the Parent has during the time period of such receipt, processing, transmission or storage implemented information security procedures, processes and systems that meet or exceed all applicable Laws related to privacy or data security with respect to the collection, storage, processing and transmission of Cardholder Data, including those established by applicable Governmental Authorities, and the Payment Card Industry Standards Council (including the Payment Card Industry Data Security Standard), as applicable.

5.16         Tax. Except as would not have a Parent Material Adverse Effect:

(a)                Parent has duly and timely filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed (taking into account any applicable extensions to file such Tax Returns). All such Tax Returns are complete and accurate in all material respects.

(b)               All material Taxes due and owing by Parent on or before the date hereof have been timely paid (or adequate reserves have been established therefor).

(c)               There are no assessments or adjustments relating to any Liability in respect of Taxes of Parent pending against Parent for any period with respect to which Parent has received written notice

5.17         No Brokers. Except for Lazard, none of Parent or the Merger Subs, nor any of their respective representatives or Affiliates, has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Parent or the Merger Subs or any of their respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

5.18         Non-Reliance. Parent acknowledges and agrees (for itself and on behalf of its Affiliates and representatives) that, except for the representations and warranties expressly set forth in Article IV or in any Letter of Transmittal, neither the Company nor any of its Affiliates (or any other Person) makes, or has made, any representation or warranty relating to the Company or any of its businesses, assets or operations or otherwise in connection with this Agreement or the transactions contemplated hereby (including as to the accuracy or completeness of any information provided by or on behalf of the Company or any of its Affiliates (or any other Person)), and none of Parent nor any of its Affiliates or representatives is relying on any representation or warranty, except for those expressly set forth in Article IV or in any Letter of Transmittal.

Article VI.

COVENANTS

6.1           Conduct of Business by the Company.

(a)               From the date of this Agreement until the earlier of the First Effective Time and the termination of this Agreement in accordance with its terms (such period being hereinafter referred to as the “Interim Period”), except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement or as required by Law, the Company shall, and shall cause each other member of the Company Group to, conduct its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) preserve its relationships with its customers, lenders, suppliers, licensors, licensees and others, in each case, having material business relationships with it and (iii) pay or perform all of its material obligations when due.

(b)               Without limiting the generality of Section 6.1(a), except with the prior written consent of Parent, during the Interim Period, the Company shall not, and shall not permit any other member of the Company Group to:

(i)               declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of Company Capital Stock or any capital stock of any Company Subsidiary (other than a dividend or distribution from a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or redeem or repurchase of any shares of Company Capital Stock or any capital stock of any Company Subsidiary (other than a redemption or repurchase by a wholly owned Subsidiary from its direct parent or a repurchase of restricted stock upon termination of a Stockholder’s employment);

(ii)              transfer any assets or make any payments (including payment of management, monitoring, advisory or other fees) to any Company Related Parties (excluding the Company, any Subsidiary of the Company and the doctor-owned entities managed by ITH Physician Services Inc.), except for (A) any compensation for employment or services and reimbursement of expenses of a director or officer of the Company or any of its Subsidiaries where such payments are in the ordinary course of business of the Company or such Subsidiary, (B) any indemnification of, and related advances for expenses to, the Company’s or any of its Subsidiary’s directors and officers pursuant to obligations in effect as of the date hereof or (C) any Transaction Expenses, in each case, to the extent taken into account in the calculation of the Estimated Cash Consideration Amount;

(iii)            make any loan, advance or capital contribution to or other investment in any Company Related Parties (excluding the Company, any Subsidiary of the Company and the doctor-owned entities managed by ITH Physician Services Inc.);

(iv)            waive, defer or release any amount owed from any Company Related Parties (excluding the Company, any Subsidiary of the Company and the doctor-owned entities managed by ITH Physician Services Inc.);

(v)              assume any liability from any Company Related Parties (excluding the Company, any Subsidiary of the Company and the doctor-owned entities managed by ITH Physician Services Inc.); or

(vi)             agree, resolve or commit to do any of the foregoing.

(c)               Without limiting the generality of Section 6.1(a), except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), as expressly contemplated by this Agreement or as required by Law, during the Interim Period, the Company shall not, and shall not permit any other member of the Company Group to:

(i)                amend its Organizational Documents (whether by merger, consolidation or otherwise);

(ii)              (A) issue, deliver, sell, pledge, dispose of or encumber any capital stock or other equity or voting securities, securities convertible, exchangeable or exercisable into capital stock or other equity or voting securities, or warrants, options or other rights to acquire capital stock or other equity or voting securities, of the Company or any Subsidiary of the Company (other than (x) issuances of Company Common Stock upon the exercise of Company Options outstanding on the date of this Agreement, or (y) issuances of capital stock by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary), (B) amend any terms of any Company Capital Stock, (C) (i) allow the delivery or surrender of shares of Company Capital Stock upon the exercise of Company Options in satisfaction of any exercise price or tax withholding requirements arising in connection with such exercise or (ii) otherwise facilitate, implement a program for or permit any “net exercise” or “cashless exercise” or similar arrangement with respect to Company Options or (D) split, combine, subdivide or reclassify any shares of capital stock or other equity or voting securities;

(iii)            incur any capital expenditures or incur any obligations or liabilities in respect thereof, except for any capital expenditures not to exceed $150,000 individually or $750,000 in the aggregate;

(iv)            acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (x) any business, division, line of business, securities or Person, or (y) any other assets or properties, other than in the ordinary course of business and in a value not to exceed $100,000 individually or $500,000 in the aggregate;

(v)              sell, lease, exclusively license or otherwise transfer, or create or incur any Encumbrance (other than Permitted Encumbrances) on, (x) any business, division, line of business, securities or Subsidiaries, or (y) any other assets or properties, other than (A) sales of products and services and grants of non-exclusive rights or licenses, in each case, in the ordinary course of business or (B) in a value not to exceed $100,000 individually or $500,000 in the aggregate;

(vi)            incur, amend, assume or guarantee any Indebtedness other than any Indebtedness under the Company’s existing credit facility; provided, that for the avoidance of doubt ordinary course trade payables, and, for purposes of this clause (vii), deferred revenue and advances from financing companies shall not be considered Indebtedness;

(vii)           make any loan, advance or capital contribution to or investment in any Person ;

(viii)          (A) materially modify or amend or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits under any Material Contract or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than, in case of each of clauses (A) and (B), in the ordinary course of business consistent with past practice; provided, that no member of the Company Group shall enter into any Contract that (x) binds Parent or its Affiliates (other than the Company Group) following the Closing or (y) would need to be disclosed on Section 4.10(a)(vi), (vii), (viii), (xi) or (xiii) of the Company Disclosure Schedule if entered into on or prior to the date hereof;

(ix)             other than as required by Law or the terms of an Employee Benefit Plan as in existence as of the date hereof, (A) increase or accelerate the vesting or payment of any compensation or benefits provided or payable or to become provided or payable to any officer, director, manager, employee or other individual service provider of the Company Group, other than for increases in base salary or wage rates of employees and service providers with annualized base salary or wages of less than $150,000 or the renewal of health and welfare benefits, in all cases, in the ordinary course of business consistent with past practice, (B) hire, promote, terminate the employment (other than for cause) or otherwise change the employment status or title of any employee with an annual base salary exceeding $150,000, (C) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its officers, directors or employees, (D) adopt, establish, amend or terminate any Employee Benefit Plan, or any agreement, plan, policy, trust, fund or other arrangement that would constitute an Employee Benefit Plan if it were in existence on the date hereof, or (E) enter into, amend or modify any collective bargaining agreement or union contract with any labor organization or union;

(x)              fail to maintain, dedicate to the public, allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Owned Intellectual Property Right;

(xi)             transfer the registration of any material Company Internet Domains and Accounts or fail to timely renew the registration of any material Company Internet Domains and Accounts;

(xii)            fail to maintain or protect the confidentiality of any trade secret or Source Code included in any material Company Owned Intellectual Property or Company Owned Intellectual Property Right, except for disclosures under written agreements with confidentiality obligations entered into in the ordinary course of business;

(xiii)           change the Company Group’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP as agreed to by the Company Group’s independent public accountants;

(xiv)          commence, settle, or offer or propose to settle any material Action involving or against any member of the Company Group or settle any Action which involves any non-monetary relief;

(xv)           (A) cancel, compromise, intentionally waive or release any material right, debt or claim of the Company Group, other than in the ordinary course of business; or (B) delay or postpone the payment of payables or accelerate the payment of receivables, other than in the ordinary course of business;

(xvi)         change any Tax election, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, change any annual Tax accounting period, change any material method of Tax accounting, amend any material Tax Return, or surrender any right to claim a material Tax refund;

(xvii)      take any action for the winding up, liquidation, dissolution or reorganization of the Company or any Subsidiary or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of its assets or revenues; or

(xviii)    agree, resolve or commit to do any of the foregoing.

(d)            Nothing contained in this Agreement shall be construed to give to Parent or the Merger Subs, directly or indirectly, rights to control or direct the Company’s operations prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its’ Subsidiaries operations.

6.2            Access to Information. During the Interim Period, the Company shall (a) give Parent and its Affiliates, counsel, financial advisors, auditors, employees, agents and other representatives reasonable access to the offices, properties, employees, books and records and Contracts of the Company and its Subsidiaries, (b) furnish to Parent such financial and operating data and other information relating to the Company Group as Parent may reasonably request and (c) cooperate, and instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate, with Parent in its investigation of the Company Group; provided, however, that the Company may restrict or otherwise prohibit access to such documents or information to the extent that access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information or would violate any applicable Law or Contract to which any member of the Company Group is party; and provided, further, however, that no information or knowledge obtained in any investigation conducted pursuant to the access contemplated by this Section 6.2 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent or the Merger Subs hereunder. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company Group.

6.3            Consents; Filings.

(a)               The Company shall use reasonable best efforts to cause the conditions set forth in Section 8.1 and Section 8.3 to be satisfied on a timely basis, and Parent and the Merger Subs shall use reasonable best efforts to cause the conditions set forth in Section 8.1 and Section 8.2 to be satisfied on a timely basis.

(b)               As promptly as practicable after the execution of this Agreement, each party to this Agreement shall use reasonable best efforts to (i) make all filings and give all notices that are or may be required to be made and given by such party in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) obtain all Approvals which are or may be required to be obtained (pursuant to any applicable Law, Contract, or otherwise) by such party in connection with the transactions contemplated by this Agreement (including, with respect to the Company, those Approvals set forth on Section 4.4 of the Disclosure Schedule). Each party shall, upon request of another party and to the extent permitted by applicable Law or applicable Contract, promptly deliver to such other party a copy of each such filing made, each such notice given and each such Approval obtained by it.

6.4            Company Written Consent; Stockholder Notice.

(a)               Promptly following the execution and delivery of this Agreement (and in any event within one (1) Business Day of the execution of this Agreement), the Company shall (i) duly take all lawful action to obtain the written consent of the Consenting Stockholders adopting this Agreement and approving the First Merger in accordance with the DGCL and the Company’s Organizational Documents in the form attached hereto as Exhibit G (“Company Written Consent”) and (ii) promptly following receipt of such Company Written Consent, deliver to Parent a copy of the Company Written Consent.

(b)               Promptly following execution and delivery of this Agreement (and in any event within five (5) Business Days), the Company shall deliver to any Stockholder who is entitled to vote upon the adoption of this Agreement and has not executed the Company Written Consent a stockholder notice (the “Stockholder Notice”) containing (i) notice of the receipt by the Company of the Company Written Consent in compliance with Sections 228(e) and 262 of the DGCL, (ii) the Board of Directors of the Company’s recommendation and an accurate description of the material terms of this Agreement and the Mergers, (iii) a notice of the appraisal rights of the Stockholders in accordance Section 262 of the DGCL and (iv) such other information as may be required by applicable Law. The Company shall not include in the Stockholder Notice any information with respect to Parent, the Merger Subs or any of their Affiliates, the form and content of which information shall not have been approved by Parent prior to such inclusion. The Stockholder Notice will not contain, at or prior to the Closing, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or the Merger Subs with respect to such entities for inclusion in the Stockholder Notice. Prior to delivering the Stockholder Notice to the Stockholders, the Company shall provide drafts thereof to Parent, shall give Parent reasonable time to review and comment thereon and shall include any reasonable comments made by Parent in the Stockholder Notice.

(c)               Prior to the Closing, the Company shall timely give all notices to the holders of Company Preferred Stock required by the Company’s Organizational Documents or obtain waivers with respect thereto.

(d)               Prior to the Closing, the Company shall use reasonable best efforts to obtain any consents required pursuant to the Company’s Organizational Documents in order to effect the conversion of the Company Preferred Stock to Company Common Stock in accordance with the Company’s Organizational Documents immediately prior to the First Effective Time.

6.5            Tax Matters.

(a)               Tax Returns.

(i)               The Company shall prepare and timely file, or cause to be prepared or timely filed, all Tax Returns in respect of any member of the Company Group that are required to be filed (taking into account any extension) on or before the Closing Date, and shall pay, or cause to be paid, all Taxes of the Company Group due on or before the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with past practices of such member, except as required by applicable Law.

(ii)              Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for each member of the Company Group for any periods ending on or prior to the Closing Date that are filed after the Closing Date and all Tax Returns for the Company Group for any Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the applicable member of the Company Group, except as required by applicable Law. Not later than thirty (30) days prior to the due date for filing of such Tax Returns, Parent shall provide the Equityholder Representative with drafts of such Tax Returns. The parties shall work together in good faith to resolve any differences and to the extent such differences have not been resolved, the principles of Section 2.8 shall apply thereto. Parent shall make any changes to the Tax Returns as finally determined pursuant to the preceding sentence and shall file such Tax Returns consistent therewith. For purposes of this Agreement, the portion of Taxes payable for any Straddle Period allocable to the Pre-Closing Tax Period will be (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

(iii)             Neither Parent or the Second Surviving Corporation, nor any of their Affiliates shall (or after the Closing, shall cause or permit the Second Surviving Corporation to) (i) file, amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any Pre-Closing Tax Period, or (ii) make or change any Tax election of the Company that has any effect on a Pre-Closing Tax Period, in each case, except as required by a Governmental Authority or applicable Law, without the prior written consent of the Equityholder Representative, which consent shall not be unreasonably withheld or delayed.

(b)               Cooperation on Tax Matters.

(i)               Parent, the Second Surviving Corporation and the Equityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Contest (as defined below).  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which may be reasonably relevant to any such Tax Return or Tax Contest and making appropriate persons available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Parent and the Second Surviving Corporation agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the relevant statutes of limitations (and, to the extent notified by Parent or Equityholder Representative, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give to the other Person reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Person so requests, the Second Surviving Corporation or the Equityholder Representative, as the case may be, shall allow the other Person to take possession of such books and records. Notwithstanding anything to the contrary in this Agreement, the Equityholder Representative shall have no obligation under this Agreement to prepare or file any Tax Returns.

(ii)              Parent, the Second Surviving Corporation and the Equityholder Representative further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)               Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne fifty percent (50%) by Parent and fifty percent (50%) by the Stockholders. Each Person required by applicable Law agrees to file, or cause to be filed, in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to such Transfer Taxes.

(d)               Tax Contests.

(i)               Parent and the Equityholder Representative shall promptly notify each other in writing upon receipt by such party or any of their respective Affiliates of notice of any pending or threatened federal, state, local or foreign audits, examinations, claims, assessments or administrative or court proceeding relating to Taxes of the Company (a “Tax Contest”) for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to this Agreement.

(ii)              Notwithstanding Article VII, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, to the extent the Company Equityholders may be held liable for any Taxes under the provisions of this Agreement (and taking into account the R&W Insurance Policy), then:

(A)             the Equityholder Representative shall have the right, in good faith, to control and to represent the interests of any member of the Company Group in and with respect to any Tax Contest for any Tax period ending on or prior to the Closing Date and to employ counsel of its own choice for such purpose; provided, however, Parent shall be entitled to participate at its expense in or with respect to any such Tax Contest.  The Equityholder Representative shall have the right to settle or compromise, or agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Contest for any Tax period ending on or prior to the Closing Date; provided, however, no such settlement, compromise or agreement shall be effectuated without Parent’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(B)              Parent and Equityholder Representative shall have the right, in good faith, to jointly control and to represent the interests of the Company in and with respect to any Tax Contest for any Straddle Period; provided, however, that neither party may settle or compromise, or agree to settle or compromise, either administratively or after the commencement of litigation, any Tax Contest for any Straddle Period without the prior written consent of both parties, which shall not be unreasonably withheld, delayed or conditioned.

(e)               Tax Consequences. For United States federal income tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g) and Proposed Treasury Regulations Section 1.368-3(a). Each of Parent, Merger Sub 1, Merger Sub 2 and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless the condition set forth in Section 8.2(f) is waived by the Company, Section 2.10(c) applies, or otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. None of Parent, Merger Sub 1, Merger Sub 2 or the Company shall take any actions (or refrain from taking any actions) to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The parties to this Agreement agree that the Closing Parent Stock Price is intended to be treated as the fair market value of the Parent Stock delivered pursuant to this Agreement for purposes of determining whether the continuity of interest requirement under Treasury Regulations Section 1.368-1(e) is satisfied pursuant to Revenue Procedure 2018-12 and agree to make all Tax reporting consistent with such intent, and any adjustments to the allocation of consideration between cash and shares of Parent Stock pursuant to Section 2.10 shall be made based upon the Closing Parent Stock Price.

(f)                No duplication. This Section 6.5 shall be interpreted as to avoid duplication.

6.6            Indemnification of Officers and Directors.

(a)               Parent acknowledges that all rights to indemnification for acts or omissions occurring prior to the First Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of the Company and its Subsidiaries pursuant to the DGCL, Organizational Documents of the Company and its Subsidiaries and any indemnification agreements set forth on Section 6.6(a) of the Disclosure Schedule shall survive the Mergers and shall continue in full force and effect in accordance with their terms for a period of six (6) years following the First Effective Time, and Parent shall cause the Second Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Law.

(b)               Prior to the Closing, the Company shall purchase “tail” insurance coverage for the Company’s directors and officers, in a form reasonably acceptable to the Parent, which shall provide such directors and officers with coverage for six (6) years following the Closing with respect to claims arising out of acts or omissions occurring at or prior to the Closing (the “D&O Tail Policy”). The cost of obtaining the D&O Tail Policy shall be borne by the Company.

(c)               The provisions of this Section 6.6 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current or former director and officer of the Company and its Subsidiaries and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current or former director or officer and his or her heirs and personal representatives may have under the certificate of incorporation, bylaws or equivalent organizational documents of the Company or its Subsidiaries or under any Contract or applicable Law.

(d)               In the event that the Second Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of the Second Surviving Corporation or any of its respective successors or assigns, as the case may be, shall succeed to the obligations set forth in this Section 6.6.

6.7            Confidentiality; Publicity.

(a)               Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement.

(b)               Parent and the Company shall mutually agree upon a joint initial press release concerning this Agreement and the transactions contemplated hereby. The Company shall not issue any additional press releases or make any additional public announcements concerning this Agreement and the transactions contemplated hereby without the prior consent of Parent, except as may be required by applicable Law, in which case the Company shall use commercially reasonable efforts to consult in good faith with Parent before issuing any such press releases or making any such public announcements. Parent may issue such press releases or make such other public statements concerning this Agreement and the transactions contemplated hereby as Parent may, in its reasonable discretion, determine after consultation with the Company and consideration in good faith of any comments provided by the Company, or as may be required by applicable Law or rules of the New York Stock Exchange, in which case Parent shall use commercially reasonable efforts to consult in good faith with the Company and shall consider in good faith any comments provided by the Company before issuing any such press releases or making any such public announcements; provided, that Parent may, without consultation with the Company, make any public statement to the press, analysts, investors, lenders, rating agencies, proxy advisory firms or those attending industry conferences or Parent conference calls, so long as such statements are substantially similar to previous press releases, public disclosures or public statements made by Parent.

6.8            Exclusivity. During the Interim Period, the Company shall not, and shall cause its Subsidiaries and its and their employees, stockholders and other representatives (including any investment bankers) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage or facilitate any inquiries with respect to, or the making, submission or announcement of, any offer or proposal for an Acquisition Proposal; (ii) participate or engage in or continue any discussions or negotiations regarding, or furnish to any Person any nonpublic information of the Company Group with respect to, any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; (iv) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or providing for the consummation of any Acquisition Proposal; or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the Stockholders. The Company shall, and shall cause its Subsidiaries and its and their employees, stockholders and other representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal. As promptly as practicable (and in any event within one (1) Business Day) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal.

6.9            Payoff Letters. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent copies of executed payoff letters, each in form and substance reasonably satisfactory to Parent, in respect of all Indebtedness of the Company Group for borrowed money, which (a) confirm the aggregate outstanding amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or any other outstanding and unpaid obligations under such Indebtedness as of the anticipated Closing Date (and the daily per diem accrual of interest thereafter) (the “Payoff Amount”), (b) provide that upon receipt of the applicable Payoff Amount, all agreements and instruments related to such Indebtedness shall be terminated, and (c) provide that all Encumbrances and all guarantees granted in connection with the such Indebtedness shall, upon the payment of the Payoff Amount at Closing, released, be terminated and discharged (the “Payoff Letters”).

6.10          NYSE Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Stock to be issued in the First Merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

6.11          R&W Insurance Policy. Parent and the Company agree to cooperate and use reasonable best efforts to take all actions that are reasonably necessary to cause the R&W Insurance Policy to be in effect at or prior to the Closing.

6.12          280G Cooperation. The Company will, prior to the Closing Date, submit to a Stockholder vote the right of any disqualified individual (as defined in Section 280G(c) of the Code) to receive or retain any and all payments and other benefits contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on the consummation of the transactions contemplated by this Agreement to the extent necessary so that no such payment or benefit would be a “parachute payment” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, including Q&A 7 of Section 1.280G-1 of such regulations. Such vote shall establish the disqualified individual’s right to the payment or other compensation, and the Company shall obtain any required waivers from each such disqualified individual prior to the vote. In connection with the solicitation of the vote from the Stockholders, the Company shall provide adequate disclosure to the Stockholders of all material facts concerning all payments that, but for such vote, could be deemed parachute payments to a disqualified individual under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. A reasonable period of time prior to the vote, Parent and its counsel shall have the right to review and comment on all documents to be delivered to the Stockholders in connection with such vote and any required disqualified individual waivers or consents (which review and comment shall not be unreasonably withheld or delayed), and the Company shall reflect all reasonable comments of Parent thereon. Parent and its counsel shall be provided copies of all documents executed by the Stockholders and disqualified individuals in connection with the vote provided under this Section 6.12.

6.13          Benefits Plan Terminations. If requested by Parent at least five (5) Business Days prior to the Closing Date, the Company shall, prior to but conditioned upon the Closing, take all actions reasonably necessary to terminate or cancel any Employee Benefit Plan that provides group welfare benefits or is intended to be qualified under Section 401(a) of the Code as of no later than one day prior to the Closing Date and provide evidence of such termination or cancellation reasonably acceptable to Parent. In the event that termination of any such Employee Benefit Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then such charges or fees shall be the responsibility of Parent.

6.14          Continuation of Benefits.

(a)               Parent agrees that for a period of at least twelve (12) months following the First Effective Time, each employee of the Company Group as of the First Effective Time (a “Continuing Employee”) shall, while such Continuing Employee remains employed, receive (i) a base salary or hourly wage rate and target annual cash incentive compensation opportunity (excluding specific performance goals and equity-based compensation) that, in each case, is no less favorable than the base salary or wage rate and target annual cash incentive compensation opportunity (excluding specific performance goals and equity-based compensation), respectively, as was provided to such Continuing Employee immediately prior to the First Effective Time and (ii) employee benefits that, in the aggregate, are substantially comparable to the employee benefits of similarly situated employees of Parent excluding for comparability purposes any change in control, retention or similar benefits, bonus, equity or equity-based awards. In addition, each Continuing Employee shall, as of the First Effective Time, receive full credit for service with the Company Group prior to the First Effective Time for purposes of eligibility to participate, vesting and vacation entitlement under the employee benefit plans, programs and policies of Parent in which such Continuing Employee participates (excluding, for the avoidance of doubt, with respect to any equity awards or incentives granted after the First Effective Time) to the same extent such service was recognized by the Company Group prior to the First Effective Time under comparable Employee Benefit Plans; provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service.

(b)               With respect to each health or welfare benefit plan maintained by Parent or the Second Surviving Corporation in which a Continuing Employee participates, Parent shall use its commercially reasonable efforts to cause (i) to be waived for the calendar year in which the First Effective Time occurs any eligibility waiting periods or the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company Group immediately prior to the First Effective Time, and (ii) each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Benefit Plan for the plan year that includes the First Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent or the Second Surviving Corporation, as applicable, for the plan year in which the First Effective Time occurs; provided, however, that Parent’s obligations under this clause (ii) shall be subject to its receipt of all necessary information, from either the Company Group or such Continuing Employee, related to such amounts paid by such Continuing Employee.

(c)               The provisions of this Section 6.14 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.14 shall create such rights in any such persons or any other third party. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent or the Second Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any reason, (ii) require Parent or the Second Surviving Corporation to continue any Employee Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the First Effective Time, or (iii) amend or establish any Employee Benefit Plans or other employee benefit plans or arrangements.

6.15          Notices of Certain Events. During the Interim Period, each of Parent and the Company shall promptly notify the other of (a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement; (c) any Action commenced or, to its Knowledge, threatened against Parent, the Company, or their Affiliates (as applicable) that relates to the consummation of the transactions contemplated by this Agreement; and (d) any inaccuracy or breach of any representation, warranty or covenant contained in this Agreement of which Parent or the Company (as applicable) has Knowledge that would result in the failure of any of the conditions set forth in Article VIII. No such notice by the Company shall be deemed to supplement or amend the Disclosure Schedule for any purpose, including for (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (ii) determining whether any condition set forth in Article VIII has been satisfied.

6.16          Further Assurances. Pursuant to the terms and subject to the conditions contained herein, the parties agree: (a) to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing.

6.17          Legal Representation. All communications involving attorney-client confidences among the Company Group and Wilson Sonsini Goodrich & Rosati in the course of the negotiation, documentation and consummation of the transactions contemplated by this Agreement will be deemed to be attorney-client confidences that belong solely to the Stockholders (and not Parent or the Second Surviving Corporation or their subsidiaries or Affiliates) and may be controlled by the Equityholder Representative.  Without limiting the generality of the foregoing, upon and after the Closing, (a) the Stockholders and their Affiliates will be the sole holders of the attorney-client privilege with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement (collectively, the “Pre-Merger Communications”), and none of the Parent or the Second Surviving Corporation or their subsidiaries or Affiliates will be a holder thereof, (b) to the extent that files of Wilson Sonsini Goodrich & Rosati with respect to the negotiation, documentation and consummation of the transactions contemplated by this Agreement constitute property of the client, only the Stockholders and their Affiliates will hold such property rights and (c) Wilson Sonsini Goodrich & Rosati will not have any duty whatsoever to reveal or disclose the Pre-Merger Communications or files pertaining to the Pre-Merger Communications to Parent or the Second Surviving Corporation or any of their subsidiaries or Affiliates by reason of any attorney-client relationship between any of Wilson Sonsini Goodrich & Rosati LLP and the Company or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between the Parent, the Second Surviving Corporation or their subsidiaries or Affiliates, on the one hand, and a third party other than the Stockholders, on the other hand, Parent may assert the attorney-client privilege to prevent the disclosure of the Pre-Merger Communications to such third party or waive such privilege if desired in connection with resolving such dispute.  In the event that Parent is legally required or requested by governmental order or otherwise (any such request or order, a “Legal Request”) to access or obtain a copy of all or a portion of the Pre-Merger Communications, Parent shall be entitled to access or obtain a copy of and disclose the Pre-Merger Communications to the extent necessary to comply with any such Legal Request.  In the event of any Legal Request, Parent shall promptly notify the Equityholder Representative in writing (prior to the disclosure by Parent of any Pre-Merger Communications to the extent practicable) so that the Equityholder Representative can seek a protective order and Parent agrees to use all commercially reasonable efforts (at the sole cost and expense of the Company Equityholders) to assist therewith.

6.18          Financial Statements; Other Cooperation.

(a)               The Company shall use commercially reasonable efforts to deliver as promptly as possible following the date of this Agreement to Parent a true, correct and complete copy of the audited consolidated balance sheet of the Company Group and the related audited consolidated statements of operations, stockholders’ deficit, and cash flows of the Company Group for the fiscal year ended December 31, 2019, together with the unqualified audit opinion (other than a “going concern” qualification) of PricewaterhouseCoopers LLP relating thereto (the “2019 Audited Financial Statements”).

(b)               On or prior to February 15, 2020, the Company shall deliver to Parent a true, correct and complete copy of the unaudited consolidated balance sheet of the Company Group as of December 31, 2019, and the related unaudited statements of income and cash flows for the twelve-month period then ended, as prepared by the Company’s management using similar methodologies, practices, estimation techniques, assumptions, and principles as used in the preparation of the Latest Balance Sheet (except that the 2019 Management Financial Statements will include the effect of the 2018 audit adjustments), which financial statements shall not be required to be compliant with GAAP or Financial Accounting Standards Board’s Accounting Standards Codifications 606 (the “2019 Management Financial Statements”).

(c)               Prior to the Closing, the Company shall (i) provide an employee of Parent designated by Parent (the “Parent Representative”) such access to the offices, properties, employees, books and records, Contracts and other financial information of the Company and its Subsidiaries relating to the Company’s 2019 audit as reasonably requested by the Parent Representative; provided that Parent shall cause the Parent Representative not to use or share any competitively sensitive financial information for any other business purpose, and (ii) reasonably cooperate with, and instruct its employees, counsel, financial advisors and other services providers to provide reasonable cooperation to, the Parent Representative to prepare for the integration of the financial and accounting operations and functions of the Company and its Subsidiaries with and into such operations and functions of the Parent, including the adoption by the Company and its Subsidiaries of the Financial Accounting Standards Board’s Accounting Standards Codifications 606 and 842; provided, however, that the Parent Representative shall have no authority or power to control, intervene in, or delay the preparation or delivery of the 2019 Financial Statements.

(d)               Prior to the Closing, the Company shall, and shall cause its employees and advisors to, provide reasonable cooperation to Parent to prepare for the integration of its business with and into the Parent’s business on and after the Closing, including formulation of a joint sales and marketing strategy to be implemented after Closing.

6.19          Interim Period Payments.

(a)               Parent shall pay, or cause to be paid, an amount of $3,000,000 to the Company on March 1, 2020 (the “Initial Interim Payment”) if (i) this Agreement has not been terminated, and the Closing has not occurred, on or prior to such date, (ii) as of such date there shall have been no uncured breach by the Company of its representations, warranties or covenants contained in this Agreement which would cause the failure of a condition set forth in Section 8.3 and (iii) the Company shall have delivered to the Parent a certificate signed by an officer of the Company, dated as of such date, certifying that the condition specified in clause (ii) has been fulfilled.

(b)               Parent shall pay, or cause to be paid, an amount of $3,000,000 to the Company, upon request by the Company at any time prior to June 30, 2020 (the “Second Interim Payment”) if (i) this Agreement has not been terminated, and the Closing has not occurred, on or prior to such date, (ii) as of such date there shall have been no uncured breach by the Company of its representations, warranties or covenants contained in this Agreement which would cause the failure of a condition set forth in Section 8.3 and (iii) the Company shall have delivered to the Parent a certificate signed by an officer of the Company, dated as of such date, certifying that the condition specified in clause (ii) has been fulfilled.

(c)               Parent shall pay, or cause to be paid, to the Company such amounts as may be requested by the Company from time to time after June 30, 2020, if the Outside Date has been extended to a date later than June 30, 2020, up to an aggregate of $1,000,000 per month for each month (or partial month) that the Closing is delayed past June 30, 2020, to the extent necessary to fund the continued operation of the Company (any such payment, an “Additional Interim Payment”); provided, (i) this Agreement has not been terminated, (ii) as of such date there shall have been no uncured breach by the Company of its representations, warranties or covenants contained in this Agreement which would cause the failure of a condition set forth in Section 8.3 and (iii) the Company shall have delivered to the Parent a certificate signed by an officer of the Company, dated as of such date, certifying that the condition specified in clause (ii) has been fulfilled.

(d)               In the event that this Agreement is terminated prior to the Closing, (i) the Company shall not have any obligation to repay the Initial Interim Payments to Parent and (ii) the Company shall repay the Second Interim Payment and Additional Interim Payment to Parent within six months of such termination date with interest at a rate equal to the applicable federal rate; provided, that, for the avoidance of doubt, the termination of this Agreement shall not relieve the Company of any liability in respect of the certificate provided pursuant to Section 6.19(a)(iii).

(e)               The parties hereby acknowledge and agree that the payments and rights described in this Section 6.19 are a necessary inducement for the Company to enter into this Agreement and undertake the actions called for herein, without which the Company would not enter into this Agreement.

6.20          Parent Registration Statements. Parent agrees not to file a registration statement in respect of any secondary sale of Parent Stock for a period of six (6) months following the Closing Date.

6.21          Certain Matters.

(a)               Prior to the Closing, the Company shall issue the shares set forth on Section 6.21(a) of the Disclosure Schedules and provide reasonably satisfactory evidence to Parent of such issuance.

(b)               The Company shall not finally agree to the amounts payable in respect of any of the matters set forth on Section 10.1(a) of the Disclosure Schedule prior to the Closing without the prior consent of Parent, not to be unreasonably withheld, conditioned or delayed.

(c)               Prior to the Closing, the Company shall (i) keep Parent reasonably apprised of all material developments with respect to and reasonably consult with Parent on the matter set forth on Section 7.2(a)(ix) of the Disclosure Schedule and (ii) not settle the matter set forth on Section 7.2(a)(ix) of the Disclosure Schedule without the prior consent of Parent, not to be unreasonably withheld, conditioned or delayed.

(d)               The Company shall file the amendment to the Company’s Amended and Restated Certificate of Incorporation described in Section 4.2(a) of the Disclosure Schedule with the Secretary of State of the State of Delaware with five (5) Business Days after the date of this Agreement.

(e)               If Parent recovers any amounts in respect of the Special Indemnity Matter (or in any other Action related to the facts and circumstances underlying the Special Indemnity Matter) after the Closing, 50% of any such amount shall be deposited with the Paying Agent for further distribution to the Company Equityholders based on their Pro Rata Share as set forth on the Closing Consideration Schedule; provided that any such payment to be made to Optionholders through the payroll system of Parent subject to applicable Tax withholding.

Article VII.

INDEMNIFICATION; REMEDIES

7.1            Survival. The representations set forth in Sections 5.11, 5.12, 5.15 and 5.16 and representations in any certificate delivered pursuant to this Agreement with respect thereto shall terminate and be of no further force or effect upon the Closing, and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of Parent. All of the other representations and warranties made by any party in this Agreement shall survive the Closing for a period of twelve (12) months following the Closing Date (the “Survival Period Termination Date”). The covenants and agreements of the parties to be performed prior to the Closing Date shall survive the Closing until the Survival Period Termination Date. The covenants and agreements of any party to be performed on or following the Closing shall survive the Closing until fully performed in accordance with their terms. The indemnification obligations of the Company Equityholders pursuant to Section 7.2(a)(iv) - (vii) shall survive until the Survival Period Termination Date and claims thereunder may be asserted at any time before the Survival Period Termination Date. The indemnification obligations of the Company Equityholders pursuant to Section 7.2(a)(viii) and (ix) shall survive with respect to any matter thereof until the date that is ninety (90) days following the final, non-appealable resolution of such matter. Notwithstanding the foregoing, if written notice of a claim has been given on or prior to the applicable survival date for the representation, warranty, covenant or agreement on which such claim is based, then such representation, warranty, covenant or agreement shall survive as to such claim until final determination and satisfaction of such claim. Notwithstanding the time limitations set forth in this Section 7.1 or any provision to the contrary contained herein, any claim relating to Fraud may be brought at any time to the maximum extent permitted by applicable Laws (including the maximum period of extensions under Section 8106(c) of Title 10 of the DGCL).

7.2            Indemnification.

(a)               By the Company Equityholders. Following the Closing, each of the Company Equityholders, severally and not jointly (in accordance with the second paragraph of this Section 7.2(a)), shall indemnify, save and hold harmless Parent and each of its Affiliates (including, following the Closing, the Second Surviving Corporation and its Subsidiaries), and each of their respective representatives (collectively, the “Parent Indemnitees”), from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by the Company in Article IV or any certificate delivered in connection with this Agreement (in each case, without giving effect to materiality, “Material Adverse Effect” or similar qualifications for purposes of determining whether there is a breach or inaccuracy and with respect to the calculation of the amount of Losses incurred by a Parent Indemnitee); (ii) any breach of any covenant or agreement made by the Company in this Agreement and required to be performed prior to the Closing (other than the covenants and agreements set forth in Section 6.1(b)); (iii) any breach of any covenant or agreement made by the Company in Section 6.1(b); (iv) any claim or allegation that any Company Equityholder or other Person is entitled to any amount in connection with the First Merger in excess of the consideration set forth in the Closing Consideration Schedule with respect to such Company Equityholder or other Person; (v) any Excess Dissenting Share Payments; (vi) any Indebtedness or Transaction Expenses that are unpaid as of the Closing and not taken into account in the calculation of Estimated Closing Indebtedness or Estimated Transaction Expenses; (vii) any Indemnified Taxes; (viii) the matter set forth on Section 10.1(a) of the Disclosure Schedule, to the extent all amounts owed that have not been finally determined by the Company Group and paid by the Company prior to the Closing or included in Closing Indebtedness; and (ix) fifty percent (50%) of any settlement costs agreed or judgment required to be paid in respect of the matter set forth on Section 7.2(a)(ix) of the Disclosure Schedule.

For purposes of clarifying the meaning of “several” indemnification by each Company Equityholder under this Section 7.2(a), any portion of the Indemnity Escrow Funds that are distributed to a Parent Indemnitee pursuant to this Article VII shall be deemed to have been “severally” recovered from all of the Company Equityholders. For the avoidance of doubt, the Equityholder Representative shall represent the Company Equityholders with respect to all matters pursuant to this Article VII as provided in Section 10.18 (and any notice requirement with respect to any notice required to be provided under this Article VII by an Indemnified Party shall be deemed satisfied if such notice is delivered to the Equityholder Representative).

(b)               By Parent. Following the Closing, Parent shall indemnify, save and hold harmless the Stockholders and each of their respective representatives (collectively, the “Stockholder Indemnitees”), from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by Parent or the Merger Subs in Article V or any certificate delivered in connection with this Agreement (in each case, without giving effect to materiality, material adverse effect or similar qualifications with respect to the calculation of the amount of Losses incurred by a Stockholder Indemnitee); or (ii) any breach of any covenant or agreement made by Parent or the Merger Subs in this Agreement.

7.3            Limitations on Indemnity.

(a)               No amount shall be payable to the Parent Indemnitees in satisfaction of claims for indemnification pursuant to Sections 7.2(a)(i) unless and until the aggregate amount of all Losses of the Parent Indemnitees arising therefrom exceeds an amount equal to Three Million Dollars ($3,000,000) (the “Deductible”), at which time the Parent Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VII; provided, that the Deductible shall not apply to indemnification claims for breaches of the Fundamental Representations or breaches of Section 4.21 (Tax Matters). The aggregate liability of the Company Equityholders with respect to claims for indemnification by the Parent Indemnitees pursuant to Section 7.2(a)(i) shall not exceed Three Million Dollars ($3,000,000).

(b)               The Indemnity Escrow Funds shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 7.2(a), and in no event shall the Parent Indemnitees be entitled to recover more than the Indemnity Escrow Funds pursuant to Section 7.2(a) in the aggregate, except (i) with respect to Losses indemnifiable pursuant to Section 7.2(a)(iii), (ii) that the Earnout Escrow Amount shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 7.2(a)(viii) (and in no event shall the Parent Indemnitees be entitled to recover more than the Earnout Escrow Amount in respect of such Losses), and (iii) that the Special Indemnity Escrow Amount shall be the sole source of recovery with respect to Losses indemnifiable pursuant to Section 7.2(a)(ix) (and in no event shall the Parent Indemnitees be entitled to recover more than the Special Indemnity Escrow Amount in respect of such Losses).

(c)               (i) No amount shall be payable to the Stockholder Indemnitees in satisfaction of claims for indemnification pursuant to Section 7.2(b)(i) unless and until the aggregate amount of all Losses of the Stockholder Indemnitees arising therefrom exceeds an amount equal to the Deductible, at which time the Stockholder Indemnitees shall have the right to recover all Losses in excess of the Deductible, subject to the other limitations set forth in this Article VII; provided, however, that the Deductible shall not apply to indemnification claims for breaches of the Fundamental Representations and (ii) the aggregate liability of Parent with respect to claims for indemnification by the Stockholder Indemnitees pursuant to Section 7.2(b) (other than with respect to Parent’s obligations make payments hereunder) shall not exceed an amount equal to the Indemnity Escrow Amount.

(d)               No amount shall be payable to the Parent Indemnitees for any Losses relating to Taxes for any taxable period (or portion thereof) beginning after the Closing Date, except in the case of (i) claims arising from breaches of Section 4.21(g), Section 4.21(h), Section 4.21(k), Section 4.21(l) or Section 4.21(t), (ii) Taxes incidental to non-Tax claims, and (iii) claims arising from clause (c) of the definition of Indemnified Taxes. No amount shall be payable to the Parent Indemnitees with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax asset or attribute (e.g., any net operating loss carry-forward or tax credit carry-forward) of any member of the Company Group after the Closing Date.

7.4            Direct Claims Indemnification Procedures.

(a)               If a Person is entitled to indemnification hereunder (an “Indemnified Party”), the Indemnified Party shall deliver a written demand (a “Claim Certificate”) to Parent (in the case of an indemnification claim from a Stockholder Indemnitee) or the Equityholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable (each, an “Indemnifying Party”), which Claim Certificate shall contain a description of, and if reasonably determinable at the time such demand is delivered, the amount of any Losses incurred or reasonably expected to be incurred by such Indemnified Party and a reasonable explanation of the basis therefor. The failure to provide such notice to the Indemnifying Party shall not affect the Indemnifying Party’s obligations under this Article VII except and only to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)               In the event that the Indemnifying Party does not, within thirty (30) days of the receipt thereof, object in writing to any claim or claims made in any Claim Certificate pursuant to the terms hereof, the Indemnifying Party shall deliver to the Indemnified Party an amount equal to the Losses set forth in the Claim Certificate arising out of any claim or claims that are not objected to by the Indemnifying Party; provided, that if the Indemnified Party is a Parent Indemnitee, then such amount may be recoverable from the applicable Escrow Account in accordance with the terms hereof and of the Escrow Agreement.

(c)               In case the Indemnifying Party shall object in writing to any claim or claims made in any Claim Certificate, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed, and the Indemnifying Party shall deliver to the Indemnified Party the amount set forth in such memorandum in accordance with the terms thereof; provided, that if the Indemnified Party is a Parent Indemnitee, then such amount may be recoverable from the applicable Escrow Account in accordance with the terms hereof and of the Escrow Agreement. In the event that the parties to this Agreement are not able to reach an agreement, or the memorandum contains an agreement as to only a portion of the Losses in question, the parties may resolve such dispute in the manner provided in Section 10.5.

7.5            Defense of Third-Party Claims.

(a)               A party seeking indemnification hereunder in connection with a claim by any Person other than the Indemnified Party (a “Third-Party Claim”) shall provide prompt notice of such Third-Party Claim to Parent (in the case of an indemnification claim from a Stockholder Indemnitee) or the Equityholder Representative (in the case of an indemnification claim from a Parent Indemnitee), as applicable, which notice describes in reasonable detail such Third-Party Claim and includes copies of all material written correspondence received by such party in connection therewith; provided that the failure to provide such notice shall not affect an Indemnifying Party’s obligations under this Article VII except and only to the extent that an Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have the right, subject to the consent rights of any insurer or any other limitations in the R&W Insurance Policy, in its discretion and at its expense, to participate in and control the defense or settlement of such Third-Party Claim; provided that the Indemnifying Party may control the defense or settlement of such Third-Party Claim only if (i) the claim does not seek an injunction or other equitable relief; (ii) the claim does not involve criminal allegations, a Governmental Authority, or any material supplier, customer, or other partner to the business conducted by the Company Group; (iii) the Indemnifying Party admits that such Third-Party Claim is indemnifiable pursuant to this Article VII and the amount of such Third-Party Claim is less than the amount of the then-available Indemnity Escrow Funds (excluding other pending claims); (iv) such Indemnifying Party assumes the defense of such Third-Party Claim within thirty (30) days of receipt by the Indemnifying Party of notice of such Third-Party Claim and a reasonable description of such Third-Party Claim; (v) such Indemnifying Party conducts the defense of the Third-Party Claim diligently; (vi) the Indemnifying Party is not a party to the Third-Party Claim and outside counsel for the Indemnifying Party has determined in good faith that there would be no conflict of interest or other inappropriate matter associated with joint representation and (vii) in the case of a claim against a Parent Indemnitee, the assumption of the defense would not cause any Parent Indemnitee to lose coverage under the R&W Insurance Policy. If the Indemnifying Party assumes the defense of such Third-Party Claim, (A) the Indemnified Party shall be entitled, at its own cost and expense, to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose and (B) the Indemnifying Party shall keep the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third-Party Claim. Notwithstanding the foregoing provisions of this Section 7.5(a), the Equityholder Representative, on behalf of the Company Equityholders, shall have the right to control the defense or settlement of the Earnout Matter; provided, that the Equityholder Representative shall not admit to any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, the Earnout Matter without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of Parent. Notwithstanding the foregoing provisions of this Section 7.5(a), after the Closing, Parent shall have the right to control the defense or settlement of the Special Indemnity Matter; provided, that Parent shall not consent to the entry of any judgment, or settle, compromise or discharge, the Special Indemnity Matter without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Equityholder Representative, on behalf of the Company Equityholders; and provided, further, that (1) the Equityholder Representative, on behalf of the Company Equityholders, shall be entitled, at its own cost and expense, to participate in the defense of the Special Indemnity Matter and to employ separate counsel of its choice for such purpose, and (2) Parent shall keep the Equityholder Representative apprised of all developments, including settlement offers, with respect to the Special Indemnity Matter.

(b)               Whether or not the Indemnifying Party shall have assumed the defense of a Third-Party Claim, neither party shall admit to any Liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third-Party Claim for which indemnity is sought without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the other party; provided, that an Indemnified Party shall have no obligation of any kind to consent to the entrance of any judgment or into any settlement unless such judgment or settlement (i) is for only money damages, the full amount of which shall be paid by the Indemnifying Party and the R&W Insurance Policy, and (ii) includes, as a condition thereof, an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim; provided, further, that, notwithstanding the foregoing, such consent shall be subject, in all cases, to the terms (including any right of the insurer to consent) of the R&W Insurance Policy.

(c)                If any condition in Section 7.5(a) is or becomes unsatisfied, subject to the last two sentences thereof, (i) the Indemnified Party may defend against the Third-Party Claim, (ii) the Indemnifying Party shall be entitled, at its own cost and expense, to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, (iii) the Indemnified Party shall keep the Indemnifying Party reasonably apprised of all material developments, including settlement offers, with respect to the Third-Party Claim, (iv) any settlement shall be governed by the provisions of Section 7.5(b), (v) to the extent the Indemnifying Party is liable for such Losses under this Article VII, the Indemnifying Party will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third-Party Claim, including reasonable fees and expenses of counsel engaged by the Indemnified Party, and (vi) to the extent the Indemnifying Party is liable for such Losses under this Article VII, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer, sustain or become subject to, as result of, arising out of, relating to or in connection with the Third-Party Claim to the fullest extent provided (and subject to the limitations of) in this Article VII. This Section 7.5 shall not apply to Tax Contests which shall be governed by Section 6.5(d).

7.6            Effect of Knowledge or Waiver of Condition. The right to indemnification, payment of Losses or other remedy based on any representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedies based on such representations, warranties, covenants and agreements.

7.7          Escrow; Payment.

(a)          Any indemnification of the Parent Indemnitees or the Stockholder Indemnitees pursuant to this Article VII shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Parent Indemnitees or Stockholder Indemnitees, as the case may be, within ten (10) days after the final determination thereof; provided, however, that (i) any indemnification owed by the Company Equityholders to the Parent Indemnitees pursuant to Section 7.2(a)(i), (ii), (iv), (v), (vi), and (vii) will solely be satisfied from the Indemnity Escrow Account, (ii) any indemnification owed by the Company Equityholders to the Parent Indemnitees pursuant to Section 7.2(a)(viii) will solely be satisfied from the Earnout Escrow Account, and (iii) any indemnification owed by the Company Equityholders to the Parent Indemnitees pursuant to Section 7.2(a)(ix) will solely be satisfied from the Special Indemnity Escrow Account. For the avoidance of doubt, any indemnification owed by the Company Equityholders to the Parent Indemnitees pursuant to Section 7.2(a)(iii) in excess of the funds in the Indemnity Escrow Account shall be paid directly by the Company Equityholders.

(b)          Parent and the Equityholder Representative shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Indemnity Escrow Account as provided for herein.

7.8          No Contribution. No Company Equityholder shall have, and no Company Equityholder shall exercise or assert (or attempt to exercise or assert), any right of contribution or reimbursement from, subrogation to, or right of indemnity against the Second Surviving Corporation or any of its Subsidiaries in connection with any indemnification obligation to a Parent Indemnitee to which such Company Equityholder may become subject under or in connection with this Agreement.

7.9           Indemnification Sole Remedy.

 (a)           From and after the Closing Date, except (w) with respect to the remedies contemplated by Section 10.17, (x) as set forth in Section 7.9(b) and (y) in the case of Fraud, the parties hereby (i) agree that the indemnification provisions set forth in this Article VII are the exclusive provisions in this Agreement with respect to the liability of the Company Equityholder or Parent for the breach, inaccuracy or nonfulfillment of any representation or warranty or any pre-Closing covenants, agreements or other pre-Closing obligations contained in this Agreement and the sole remedy of the Parent Indemnitees and the Stockholder Indemnitees for any claims for breach of representation or warranty or pre-Closing covenants, agreements or other pre-Closing obligations arising out of this Agreement or any law or legal theory applicable thereto and (ii) irrevocably waive any remedy relating to any such breach other than the indemnification rights provided pursuant to this Article VII (whether by contract, common law, statute, regulation or otherwise). Subject to the following sentence, in the event the Closing occurs, no Person shall have liability with respect to the transactions contemplated by this Agreement in excess of the amount of consideration actually received by such Person under this Agreement; provided that the Stockholder listed on Schedule 7.9(a) shall not have liability with respect to the transactions contemplated by this Agreement in excess of the amount of consideration actually received by such Person under this Agreement whether or not the Closing occurs. With respect to Fraud, (A) the liability of any Person who did not commit the Fraud or have actual knowledge of such Fraud shall not exceed the amount of consideration actually received by such Person under this Agreement, and (B) nothing in this Agreement shall limit the liability of any Person for any Losses resulting from any Fraud committed by such Person or of any Person who had actual knowledge of such Fraud; provided that, notwithstanding any provision to the contrary in this Agreement, the liability of the Stockholder listed on Schedule 7.9(a) shall not exceed the amount of consideration actually received by such Person, except in the case of Fraud actually committed by such Person.

(b)           For the avoidance of doubt, nothing set forth in this Article VII or otherwise in this Agreement shall affect any right or claim of Parent or the Second Surviving Corporation pursuant to any Letter of Transmittal, Restrictive Covenant Agreement or Support Agreement signed by any Company Equityholder with respect to any representations, warranties, covenants or agreements set forth in such Letter of Transmittal, Restrictive Covenant Agreement or Support Agreement; provided that, in the event the Closing occurs, no party to a Support Agreement shall have liability pursuant thereto in excess of the amount of consideration actually received by such Person under this Agreement; provided, further, that the Stockholder listed on Schedule 7.9(a) shall not have liability pursuant any Ancillary Agreement in excess of the amount of consideration actually received by such Person under this Agreement, except in the case of Fraud actually committed by such Person.

7.10        Tax Consequences of Payments.  Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VII will be treated as adjustments to the purchase price for all federal, state, local and foreign Tax purposes, and the parties shall file their respective Tax Returns accordingly and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

7.11        Losses Net of Insurance. Losses indemnifiable pursuant to this Article VII shall be reduced by the amount of insurance proceeds actually recovered by Parent (other than the R&W Insurance Policy) with respect to the Losses, net of any likely increase in premium, or cost of recovery. If a Parent Indemnitee recovers, under insurance policies (other than any amounts related to the retention under the R&W Insurance Policy), any amount in respect of a matter for which such Parent Indemnitee was already indemnified by the Company Equityholders pursuant to Section 7.2(a), Parent shall promptly pay over to the amount so recovered (after deducting therefrom the full amount of the reasonable out-of-pocket expenses incurred by such Parent Indemnitee in obtaining and paying over the amount of such recovery and likely increase in premium) to the Paying Agent, for further distribution to the Stockholders, and Parent or an Affiliate of Parent, for further distribution to the Optionholders through the payroll system subject to applicable Tax withholding; provided, however, that if such recovery occurs prior to the expiration of the survival periods under Section 7.1 or while any claim by a Parent Indemnitee remains pending in accordance with Section 7.1, then such recovered amount shall be re-deposited in the Indemnity Escrow Account until it is released in accordance with this Agreement and the Escrow Agreement. Notwithstanding the foregoing, no Parent Indemnitee shall have any obligation to make, or to cause any Company Group to make, any insurance claim or to pursue any recovery from any insurance carrier or third party with respect thereto.

Article VIII.

CONDITIONS TO closing

8.1          Conditions to the Obligations of Each Party. The obligation of each party to consummate the Closing shall be subject to the satisfaction (or waiver in writing by each party to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)            The Company Stockholder Approval shall have been obtained in accordance with the DGCL.

(b)            No Law or Order shall have been enacted, issued, promulgated, enforced or entered by any Governmental Authority that enjoins or otherwise prohibits the consummation of the Mergers or the other transactions contemplated by this Agreement or the Ancillary Agreements.

(c)            No Action by any Governmental Authority or other Person shall have been instituted which seeks to enjoin or otherwise prohibit, or which questions the validity or legality of, the consummation of the Mergers or the other transactions contemplated by this Agreement or the Ancillary Agreements.

8.2          Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing shall be subject to the satisfaction (or waiver in writing by the Company to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)            Each of the representations and warranties of Parent and the Merger Subs contained in this Agreement, without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the date hereof and shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that the failure to be so true and correct would not, individually or in the aggregate, have a material adverse effect on Parent’s ability to consummate the transactions contemplated by, and discharge its obligations under, this Agreement or the Ancillary Agreements.

(b)           Each of the covenants and agreements contained in this Agreement to be complied with or performed by Parent or the Merger Subs at or before the Closing shall have been complied with or performed in all material respects by Parent and/or the Merger Subs.

(c)           No event, circumstance, change or condition shall have occurred since the date of this Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)           Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Sections 8.2(a) and 8.2(b) have been fulfilled.

(e)            Parent shall have delivered to the Company the Escrow Agreement, duly executed by Parent.

(f)           The value of the Parent Stock consideration deliverable pursuant to this Agreement for Company Capital Stock is reasonably expected by the parties as of the Closing Date to represent at least forty percent (40%) of the value of the total consideration deliverable pursuant to this Agreement for Company Capital Stock (with the value of the Parent Stock determined in accordance with Section 6.5(e)) (the “Consideration Value Condition”), or, if the Consideration Value Condition shall not have been met, Parent shall have notified the Company in writing that it will make the Consideration Adjustment pursuant to Section 2.10(a).

8.3          Conditions to Obligations of Parent and the Merger Subs. The obligation of Parent and the Merger Subs to consummate the Closing shall be subject to the satisfaction (or waiver in writing by Parent to the extent permitted by applicable Law), at or prior to the Closing, of each of the following conditions:

(a)          Each of the representations and warranties of the Company:

(i)            contained in this Agreement (other than the Company’s representations and warranties described in clauses (a)(ii) and (a)(iii) below), without giving effect to any qualification as to materiality contained therein, shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date), except to the extent that the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(ii)           contained in Sections 4.1(a) (Organization), 4.2 (other than the first sentence of 4.2(a), the first sentence of 4.2(b), the first and second sentences of 4.2(c), and the third and fourth sentence of 4.2(d)), 4.19 (Affiliate Transactions), and 4.24 (No Brokers) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and

(iii)           contained in Sections 4.2(a) (first sentence only), 4.2(b) (first sentence only), 4.2(c) (first and second sentences only), 4.2(d) (third and fourth sentences only) and 4.3 (Authorization) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all respects, except for de minimis inaccuracies, as of such earlier date); provided, that in the case of any inaccuracy in any of the representations and warranties described in this Section 8.3(a)(iii), such inaccuracy shall be deemed to be de minimis if the correct capitalization of the Company is reflected in the Closing Consideration Schedule at the Closing and none of Parent, the Second Surviving Corporation or any of their Affiliates would reasonably be expected to incur or suffer any Loss as a result of such inaccuracy.

(b)           Each of the covenants and agreements contained in this Agreement to be complied with or performed by the Company at or before the Closing shall have been complied with or performed in all material respects by the Company.

(c)           No event, circumstance, change or condition shall have occurred since the date of this Agreement which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)           The Company shall have delivered to the Parent a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) have been fulfilled.

(e)           The sum of (i) the aggregate consideration payable to Optionholders pursuant to Section 2.5 plus (ii) the Unaccredited Consideration shall not exceed the Estimated Cash Consideration Amount.

(f)            The Company shall have delivered to Parent a certificate of good standing of the Company, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware.

(g)            The Company shall have delivered to Parent the First Certificate of Merger, duly executed by the Company.

(h)            The Company shall have delivered to Parent the Escrow Agreement, duly executed by the Equityholder Representative.

(i)            The Company shall have delivered to Parent a properly executed statement, dated as of the Closing Date, in a form reasonably acceptable to Parent and that satisfies the requirements of Treasury Regulations Section 1.1445-2(c)(3), together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company upon the Closing.

(j)             The Company shall have delivered to Parent resignations of each director of the Company, in their capacities as such, effective as of the First Effective Time, duly executed by each such director.

(k)           The Company Preferred Stock shall have converted to Company Common Stock in accordance with the Company’s Organizational Documents.

(l)             The Company shall have delivered to Parent the 2019 Audited Financial Statements.

(m)          Each of the individuals set forth on Schedule II shall have entered into a restrictive covenant agreement (“Restrictive Covenant Agreement”), providing for a one-year post-Closing non-competition restriction period with respect to engaging in business activities competitive with the business as conducted by the Company as of the Closing and otherwise on terms consistent with the restrictive covenant agreements entered into by other Parent executives.

Article IX.

TERMINATION

9.1          Termination. This Agreement may be terminated, and the Mergers and the other transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)            by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Closing shall not have occurred on or before June 30, 2020 (the “Outside Date”); provided, that if on or before the Outside Date the condition set forth in Section 8.3(l) has not been satisfied, Parent shall have the right, by written notice to the Company, to extend the Outside Date to a date no later than December 31, 2020; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose breach of any of its obligations under this Agreement caused, or resulted in, the failure of the Closing to occur on or before such date;

(c)            by either Parent or the Company, in the event that any Governmental Authority of competent jurisdiction shall have issued an Order that enjoins or otherwise prohibits the consummation of the Merger and such Order shall have become final and non-appealable;

(d)            by Parent if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement which would cause the failure of a condition set forth in Section 8.3, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if Parent or the Merger Subs are then in material breach of any of their representations, warranties or covenants contained in this Agreement;

(e)            by the Company if: (i) there has been a breach by Parent or the Merger Subs of any of their representations, warranties, covenants or agreements contained in this Agreement which would cause the failure of a condition set forth in Section 8.2, (ii) the Company shall have delivered to the Parent written notice of such breach and (iii) such breach is not capable of cure prior to the Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) if the Company is then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(f)             by Parent if the Company shall not have delivered the Company Written Consent, duly executed by the Consenting Stockholders, to Parent within one (1) Business Day of the execution of this Agreement; or

(g)            by the Company, if (i) all of the conditions in Section 8.1 and Section 8.3 (other than those conditions that by their nature are to be satisfied at the Closing) have been and remain satisfied or waived; (ii) the Company has notified Parent in writing that the condition set forth in Section 8.2(f) has not been satisfied and that, but for the failure of such condition, the Company is ready, willing and able to consummate the Closing; and (iii) Parent has not notified the Company in writing that it will make the Consideration Adjustment pursuant to Section 2.10(a) within three (3) Business Days of such notice from the Company.

9.2           Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.1, (a) written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and (b) this Agreement shall become void and there shall be no liability or obligation on the part of any party hereunder except that (i)  Section 6.7, this Section 9.2 and Article X shall survive any such termination and (ii) nothing contained in this Agreement shall relieve any party from any liability resulting from Fraud or a willful and material breach of this Agreement prior to such termination.

Article X.
MISCELLANEOUS

10.1         Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“Accredited Investor” shall mean a Stockholder that (i) has delivered a duly completed and validly executed Accredited Investor Certification prior to the Accredited Investor Certification Deadline demonstrating that such Stockholder is an “accredited investor” within the meaning of SEC Rule 501(a) of Regulation D, as presently in effect, under the Securities Act, or (ii) that Parent determines in its sole discretion qualifies as an “accredited investor” within the meaning of SEC Rule 501(a) of Regulation D, as presently in effect, under the Securities Act.

“Acquisition Proposal” shall mean, other than the Mergers, any offer, proposal or inquiry relating to, or any Person’s indication of interest in, (a) the sale, license or other disposition of all or a material portion of the business or assets of the Company or any Subsidiary of the Company, (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company or any Subsidiary of the Company (other than in connection with the exercise of any Company Option outstanding on the date hereof), (ii) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any capital stock or other equity security of the Company or any Subsidiary of the Company (other than the grant of Company Options to newly hired employees of the Company in the ordinary course of business consistent with past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any Subsidiary of the Company or (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company or any Subsidiary of the Company.

“Action” shall mean any action, claim, complaint, suit, litigation, proceeding, arbitration, audit, hearing, investigation or unfair labor practice charge or complaint commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Closing Consideration Value” shall mean (a) a product of (i) the Total Parent Shares multiplied by (ii) the Closing Parent Stock Price plus (b) the Estimated Cash Consideration Amount plus (c) the Aggregate Exercise Amount.

“Aggregate Exercise Amount” shall mean an amount equal to the sum of the aggregate exercise price of all In-the-Money Options.

“Amended and Restated Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on June 3, 2016, as duly amended from time to time in accordance with the terms thereof and applicable Laws.

“Ancillary Agreements” shall mean the Escrow Agreement and all other agreements, instruments, documents and certificates executed, filed or otherwise prepared, exchanged or delivered in accordance with this Agreement.

“Approval” shall mean any approval, authorization, release, consent, qualification, permit or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Authority.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York or California are authorized or obligated to close.

“Cash Impact Amount” the cash impact of the difference between (a) the sum of the following line items as set forth in the 2019 Audited Financial Statements minus (b) the sum of the following line items as set forth in the 2019 Management Financial Statements: Cash, Accounts receivable (net), Inventory (net), Prepaid expenses and other current assets, Other assets, Accounts payable, Accrued expenses and other current liabilities (excluding all non-cash liabilities), Other long term liabilities (excluding all non-cash liabilities), all of which shall exclude any and all tax assets and liabilities and any accrual with respect to the matter set forth on Section 7.2(a)(ix) of the Disclosure Schedule.

“Closing Indebtedness” shall mean the Indebtedness of the Company Group as of immediately prior to the Closing on the Closing Date.

“Closing Parent Stock Price” shall mean the numerical average of the volume-weighted average trading price on the New York Stock Exchange as reported by Bloomberg Financial Markets for one (1) share of Parent Stock for the ten (10) full trading days ending on and including the full penultimate trading day prior to the Closing Date, as reasonably agreed by Parent and the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collared Stock Price” shall mean (a) if the Closing Parent Stock Price is equal to or less than 115% of the Signing Parent Stock Price and equal to or greater than 85% of the Signing Parent Stock Price, the Closing Parent Stock Price, (b) if the Closing Parent Stock Price is greater than 115% of the Signing Parent Stock Price, 115% of the Signing Parent Stock Price and (c) if the Closing Parent Stock Price is less than 85% of the Signing Parent Stock Price, 85% of the Signing Parent Stock Price.

“Common Per Share Amount” shall mean the quotient of (a) the Aggregate Closing Consideration Value divided by (b) the Fully Diluted Share Number.

“Common Per Share Parent Stock Amount” shall mean the quotient of (a) (i) the Total Parent Shares minus (ii) the Excluded Option Consideration Shares, divided by (b) the aggregate number of shares of Company Common Stock outstanding immediately prior to the First Effective Time owned by Accredited Investors.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock, taken together.

“Company Common Stock” shall mean shares of common stock, par value $0.001, of the Company.

“Company Equity Plans” shall mean, collectively, the InTouch Health, Inc. 2002 Stock Incentive Plan and the InTouch Technologies, Inc. 2012 Stock Incentive Plan.

“Company Equityholder” shall mean the Stockholders and the Optionholders holding Company Options.

“Company Group” shall mean the Company and each of its Subsidiaries.

“Company Group IP Agreements” shall mean all Contracts pursuant to which any member of the Company Group acquires or transfers ownership of, or receives or grants a license, sublicense, settlement, coexistence, waiver, release, permissions or covenant not to sue with respect to Intellectual Property Rights.

“Company Internet Domains and Accounts” shall mean the Internet domain name registrations and social media accounts registered in the name of any member of the Company Group.

“Company Licensed Intellectual Property” shall mean all Intellectual Property and Intellectual Property Rights licensed to any member of the Company Group by any other Person.

“Company Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, has or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, or operations of the Company and its Subsidiaries, except to the extent resulting from (a) changes in general local, domestic, foreign, or international economic conditions or credit or financial or capital markets, including changes in interest or exchange rates, (b) changes affecting generally the industry in which the Company and its Subsidiaries operate, (c) flood, earthquake, other natural disaster, acts of war, sabotage or terrorism, military actions or the escalation thereof, (d) any changes in applicable Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing, or any changes in general legal, regulatory or political conditions, (e) any action expressly required by this Agreement, or (f) the announcement of this Agreement and the transactions contemplated hereby, provided in the case of (b) that such event, circumstance, change or condition does not affect the Company and its Subsidiaries, taken as a whole, in a substantially disproportionate manner as compared with other participants in the industries in which the Company and its Subsidiaries operate.

“Company Option” shall mean an option to purchase Company Common Stock issued under a Company Equity Plan.

“Company Owned Intellectual Property” shall mean any and all Intellectual Property that is owned by, or purported to be owned by, any member of the Company Group.

“Company Owned Intellectual Property Right” shall mean any and all Intellectual Property Rights that are owned by, or purported to be owned by, any member of the Company Group.

“Company Preferred Stock” shall mean the Series A-1 Preferred Stock, par value $0.01, of the Company (the “Series A Preferred Stock”), the Series B Preferred Stock, par value $0.01, of the Company (the “Series B Preferred Stock”), the Series C Preferred Stock, par value $0.01, of the Company (the “Series C Preferred Stock”), the Series C-1 Preferred Stock, par value $0.01, of the Company (the “Series C-1 Preferred Stock”), the Series D Preferred Stock, par value $0.01, of the Company (the “Series D Preferred Stock”), the Series E Preferred Stock, par value $0.01, of the Company (the “Series E Preferred Stock”) and the Series F Preferred Stock, par value $0.01, of the Company (the “Series F Preferred Stock”), taken together.

“Company Products or Services” shall mean the products (including computer programs or mobile applications) and/or services developed, manufactured, produced, provided, distributed, marketed, imported for resale, sold, leased or licensed out by or on behalf of the Company Group.

“Company Proprietary Software” shall mean any Software that is authored by or on behalf of the Company Group.

“Company Related Parties” means, with respect to the Company or any of its Subsidiaries, all former, current or future directors, officers, employees, agents, representatives, general or limited partners, managers, members, stockholders, Affiliates or assignees of such Person, and all former, current or future directors, officers, employees, agents, representatives, general or limited partners, managers, members, stockholders, Affiliates or assignees of any of the foregoing.

“Company Stockholder Approval” means (i) a majority of the outstanding shares of the Company Capital Stock (on an as converted basis), and (ii) a majority of the outstanding shares of the Company Preferred Stock.

“Confidentiality Agreement” shall mean that certain Mutual Confidentiality Agreement, dated as of October 25, 2018, by and between Parent and the Company.

“Contract” shall mean any contract, agreement, lease, license, sales order, purchase order or other legally binding commitment or instrument, whether or not in writing.

“Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent as of the date hereof.

“Earnout Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Earnout Escrow Account pursuant to the Escrow Agreement.

“Employee Benefit Plan” shall mean (i) each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (ii) each other plan, policy, program, agreement, understanding or arrangement (whether written or oral) establishing, providing for or memorializing the terms of any of the following: employment, consulting, service, deferred compensation, bonus, incentive compensation, compensatory equity or equity-linked awards or incentives, severance, termination, retirement, supplemental retirement, pension, profit-sharing, excess benefit, retention, transaction, change in control, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, leave of absence, paid-time-off, fringe benefit, health, medical, retiree medical, dental, vision, disability, accident, life insurance or survivor benefit, savings, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance or any other form of compensation or benefit, in each case, (a) which is maintained, participated in, contributed to, entered into, or sponsored by the Company, any of its Subsidiaries or any of their ERISA Affiliates with respect to any current or former individual service provider of the Company (or any dependent or beneficiary thereof) and (b) as to which the Company Group has any Liability.

“Employment Statute” shall mean any federal, state or municipal employment, labor or employment discrimination Law, including without limitation, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, ERISA, the WARN Act, the Family and Medical Leave Act, the Immigration Reform and Control Act of 1986, the California Fair Employment and Housing Act, the California Family Rights Act, and the California Labor Code, and all amendments to each such Law as well as the regulations issued thereunder.

“Encumbrance” shall mean any claim, lien, pledge, option, charge, equitable interest, exclusive license, right of first refusal or similar restriction of any kind, security interest, deed of trust, mortgage, pledge, hypothecation or other similar encumbrance.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity, trade or business (whether or not incorporated) that, together with the Company Group, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or is under common control with the Company Group within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Accounts” shall mean the Indemnity Escrow Account, the Earnout Escrow Account and the Special Indemnity Escrow Account, collectively.

“Escrow Agreement” shall mean an Escrow Agreement, in the form reasonably agreed by the Company, Parent and the Escrow Agent prior to the Closing.

“Escrow Amount” shall mean the aggregate amount of the Indemnity Escrow Amount, the Earnout Escrow Amount (if any) and the Special Indemnity Escrow Amount (if any).

“Escrow Funds” shall mean the Indemnity Escrow Funds, the Earnout Escrow Funds and the Special Indemnity Escrow Funds, collectively.

“Excluded Option Consideration” shall mean an amount equal to the aggregate amount of cash that would have been payable in respect of the Excluded Options if they had been converted into the right to receive cash pursuant to Section 2.5(a).

“Excluded Option Consideration Shares” shall mean a number of shares of Parent Stock (rounded to the nearest share of Parent Stock) equal to the quotient obtained by dividing (a) the Excluded Option Consideration by (b) the Closing Parent Stock Price.

“FICA” shall mean Subtitle C, Chapter 21 of the Code.

“Fraud” shall mean actual and intentional fraud committed in connection with the making of the representations and warranties set forth in Article IV and Article V.

“Fully Diluted Share Number” shall mean the sum of (a) the total number of shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time (other than shares of Company Capital Stock to be cancelled in accordance with Section 2.1(b)) and (b) the total number of shares of Company Common Stock that are issuable upon the exercise in full of all In-the-Money Options outstanding immediately prior to the First Effective Time.

“Fundamental Representations” shall mean the representations and warranties set forth in Sections 4.1 (Organization), 4.2 (Capitalization), 4.3 (Authorization), 4.19 (Affiliate Transactions), 4.24 (No Brokers), 5.1 (Organization), 5.3 (Parent Stock) and 5.5 (Authorization).

“GAAP” shall mean United States generally accepted accounting principles and practices, consistently applied.

“Governmental Authority” shall mean any United States, foreign, supra-national, federal, state, provincial, local or self-regulatory governmental, regulatory or administrative authority, agency, division, body, state board, stock exchange, organization or commission or any judicial or arbitral body.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” shall mean a Company Option with an exercise price per share that is less than the Common Per Share Amount.

“Indebtedness” shall mean, without duplication, as of a particular time: (a) all obligations of any member of the Company Group for borrowed money; (b) all obligations of any member of the Company Group evidenced by bonds, notes or other similar instruments or debt securities; (c) all obligations of any member of the Company Group in respect of letters of credit and bankers’ acceptances, in each case, to the extent drawn; (d) all obligations and liabilities of any member of the Company Group under leases recorded, or required under GAAP to be recorded, as capital leases; (e) net obligations of any member of the Company Group arising under any hedging or swap agreements; (f) liabilities of any member of the Company Group to pay any earnout or deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business, including the obligations set forth on Section 10.1(a) of the Disclosure Schedule; (g) all obligations of any member of the Company Group in respect of all defined benefit pension plans, termination indemnities, jubilee payment plans, long-service award plans or other similar plans or programs, to the extent that the amount of such obligations exceeds the fair market value of any assets held in trust or otherwise dedicated solely to the satisfaction of such obligations; (h) an amount equal to $4,350,000 (representing an agreed amount of the Company’s deferred revenue); (i) all guarantees of any member of the Company Group in connection with any of the foregoing; (j) any settlement costs or judgments relating to the Special Indemnity Matter that been agreed to be paid or that have been awarded, but that have not been paid, prior to Closing; and (k) any accrued interest and prepayment premiums, fees, expenses or penalties payable in connection with the items in the foregoing clauses (a) through (g) upon the repayment or prepayment thereof; provided, that (i) “Indebtedness” shall not include any such liabilities or obligations between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, (ii) to the extent any portion of the amounts owed pursuant to the matter set forth on Section 10.1(a) of the Disclosure Schedule has not been finally determined by the Company Group prior to the Closing, the amounts which have not been finally determined shall not be included in Indebtedness and shall instead be indemnifiable pursuant to Section 7.2(a)(viii).

“Indemnified Taxes” shall mean (a) any Taxes of any member of the Company Group with respect to any Pre-Closing Tax Period, (b) any Taxes for which a member of the Company Group (or a predecessor of such member) is held liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time on or before the Closing Date, and (c) the Taxes of any Person (other than a member of the Company Group) imposed on any member of the Company Group as a transferee or successor, by Contract or otherwise, in each case as a result of a transaction consummated on or before the Closing Date, but shall not include Taxes arising from any action taken on the Closing Date after the Closing outside of the ordinary course of business.

“Indemnity Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Indemnity Escrow Account pursuant to the Escrow Agreement.

“Intellectual Property” means items constituting or embodying any Intellectual Property Rights, including (a) original works of authorship in any medium of expression, whether or not published, and copyrightable works, including Software, (b) all proprietary and confidential information and materials, trade secrets and know-how, whether or not patentable or copyrightable, and whether or not reduced to practice, including all technology, ideas, research and development, inventions, manufacturing and operating specifications, methods and processes, formulae, customer and supplier lists, shop rights, drawings, patterns and documentation (c) technical data, and (d) devices, prototypes, technical documentation, specifications, industrial and other designs and schematics.

“Intellectual Property Rights” means all worldwide intellectual property and proprietary rights, existing now or in the future, in any jurisdiction, whether registered or unregistered, including, but not limited to rights in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), including the right to file other or further applications, inventions (whether or not patentable or whether or not reduced to practice), invention disclosures, and industrial designs, together with all improvements, reissues, continuations, continuations-in-part, revisions, divisional, extensions and re-examinations (collectively, “Patents”), (b) copyrights and rights in works of authorship, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, performance, transformation and ownership and all registrations and applications for registration of such copyrights, together with all other interests accruing by reason of international copyright conventions (collectively, “Copyrights”), (c) rights of endorsement, publicity and personality of individuals, (d) trade secrets, know-how and confidential information (collectively, “Trade Secrets”), (e) trademarks, trade names, logos, service marks, trade dress, business names (including any fictitious or “dba” names), designs, emblems, signs, insignia, slogans, symbols, all translations, adaptations, derivations and combinations of the foregoing and other similar designations of source or origin and general intangibles of like nature, whether or not registrable as a trademark in any given country, together with the goodwill of the Company Group or the Company Group’s business symbolized by or associated with any of the foregoing, and registrations and applications for registration of the foregoing (collectively, “Marks”), (f) Internet domain names (“Domain Names”), (g) technical data, and databases, compilations and collections of technical data, (h) any registrations or applications for registration for any of the foregoing, including any provisional, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable) and (i) all claims, causes of action, rights to sue for past, present and future infringement or unconsented use of any of the foregoing, the right to file applications and obtain registrations, and all products, proceeds, rights of recovery and revenues arising from or relating to any and all of the foregoing.

“IRS” shall mean the United States Internal Revenue Service or any successor agency.

“Knowledge” or “Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry of employees of the Company that are reasonably likely to have actual knowledge of the relevant matter, of any of Yulun Wang, Joseph DeVivo, Steve DeGennaro, Gary Douville, Stephen Wilson, Steve Cashman and Ole Eichhorn.

“Law” shall mean any constitutional provision, act, statute or other law, ordinance, rule, regulation or binding interpretation of any Governmental Authority and any binding and enforceable decree, injunction, judgment, order, ruling, assessment, writ or similar form of decision or determination issued by a Governmental Authority.

“Liability” shall mean any liability or obligation, whether known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, due or to become due, direct or indirect, contingent, conditional, derivative, joint, several or secondary.

“Losses” shall mean and include any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any reasonable outside legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation, defense and settlement and interest and penalties) or expense of any nature, but shall not include (i) consequential, special or indirect damages, except to the extent such damages are the reasonably foreseeable result of the matter for which indemnification is sought hereunder or are actually paid to a third Person, or (ii) punitive damages, except to the extent actually paid to a third Person.

“Open Source Software” shall mean any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a contract that requires as a condition of its use, modification or distribution that other Software into which such Software is incorporated or with which such Software is combined or distributed or that is derived from or links to such Software, be disclosed or distributed in Source Code form, delivered at no charge or be licensed, distributed or conveyed under some or all of the terms as such contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License, Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Optionholders” shall mean holders of Company Options.

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority that is or has been entered into in connection with any Action.

“Organizational Documents” shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or condition that, when taken individually or together with all other events, circumstances, changes or conditions, would or would reasonably be expected to have a materially adverse effect on the condition (financial or otherwise), properties, assets or business of the Parent and its Subsidiaries, taken as a whole; provided, however, that none of the following constitute, or will be considered in determining whether there has occurred, a Parent Material Adverse Effect: (a) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby; (b) changes in Law or GAAP, or any changes in the interpretation or enforcement of any of the foregoing; (c) any changes in general legal, regulatory or political conditions; (d) changes generally affecting the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates; (e) changes to the industry or markets in which the business of Parent and its subsidiaries operate other than any change which disproportionately affects Parent and its subsidiaries; (f) a flood, earthquake or other natural disaster or any act of terrorism or war affecting the United Sates or elsewhere in the world; (g) changes in the price or trading volume of the Parent Stock, any change in the credit rating of Parent or any failure by Parent to meet internal or analyst revenue, earnings or other financial projections or expectations for any period or periods, in each case, in and of itself.

“Parent Stock” shall mean shares of common stock, par value $0.001, of Parent.

“Pending Claims Amount” shall mean amount that would be necessary in Parent’s reasonable good faith judgment to satisfy any then pending and unsatisfied or unresolved claims for indemnification by any Parent Indemnitee specified in any Claim Certificate or Third-Party Claim Notice delivered to the Equityholder Representative prior to such date if such claims were resolved in full in favor of the Parent Indemnitees.

“Per Share Cash Consideration” shall mean an amount in cash equal to the Common Per Share Amount.

“Per Share Mixed Consideration” shall mean (a) an amount in cash equal to (i) the Common Per Share Amount minus (ii) the product of (A) the Common Per Share Parent Stock Amount multiplied by (B) the Closing Parent Stock Price and (b) a number of shares of Parent Stock equal to the Common Per Share Parent Stock Amount.

“Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether foreign, federal, state or local, or any other Person, necessary for the operation of the business of the Company Group as currently conducted.

“Permitted Encumbrance” shall mean: (a) mechanics’, carriers’, repairmans’, materialmen’s and similar Encumbrances not yet due and payable or which are being contested in good faith and for which adequate reserves have been established; (b) Encumbrances for Taxes not yet due and payable or which are being contested in good faith for which a reserve has been established in accordance with GAAP on the Financial Statements; (c) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements; (d) in the case of tangible personal property or owned or leased real property, covenants, conditions, restrictions, easements, survey exceptions, imperfections of title and other similar matters which do not materially detract from the value of, or materially interfere with the present or presently contemplated use of, the property subject thereto or affected thereby; (e) non-exclusive licenses of Company Owned Intellectual Property Rights; and (f) other than with respect to the capital stock of any member of the Company Group, Encumbrances individually or in the aggregate, that would not reasonably be expected to be material to the Company and its Subsidiaries.

“Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

“Personal Information” shall mean any information relating to an identified or identifiable natural person; an “identifiable person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including without limitation unique device or browser identifiers; and shall also mean “personal information” as defined by applicable Laws relating to the collection, use, storage, and/or disclosure of information about an identifiable individual.

“Pre-Closing Tax Period” shall mean (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.

“Pro Rata Share” shall mean, with respect to each Company Equityholder, a percentage equal to the quotient of (a) the aggregate value of the consideration payable to such Company Equityholder as of the Effective Time as set forth on the Closing Consideration Schedule divided by (b) aggregate value of the consideration payable to all Company Equityholders as set forth on the Closing Consideration Schedule.

“Property Taxes” shall mean all property Taxes, personal property Taxes and similar ad valorem Taxes.

“R&W Insurance Policy” shall mean the following policy of insurance: the Buyer’s Representations and Warranties Insurance policy issued by VALE Insurance Partners, LLC.

“SEC” shall mean the Securities and Exchange Commission of the United States of America.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Signing Parent Stock Price” shall mean $84.6859.

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code or object code, and (b) data aggregation programs and search engine technologies, whether machine readable or otherwise.

“Source Code” shall mean computer software in a form that is readily suitable for review and edit by trained programmers, including related programmer comments and documentation embedded therein.

“Special Indemnity Escrow Funds” means the amount of cash held from time to time by the Escrow Agent in the Special Indemnity Escrow Account pursuant to the Escrow Agreement.

“Standard IP Licenses” shall mean (a) Contracts with customers and potential customers for the evaluation, sale, license, support or service of Company Products or Services entered into in the ordinary course of business and substantially based on the Company Group’s form of customer agreement for the Company Products or Services, a copy of which has been made available to Parent, (b) Contracts granting the Company Group non-exclusive licenses to use off-the-shelf Software made generally available on commercially reasonable terms, which Software has not been materially modified, redistributed, or incorporated into any Company Products or Services, (c) licenses to Open Source Software, (d) confidentiality agreements entered into in the ordinary course of business, (e) Contracts with Parent, (f) Contracts with employees, consultants or contractors substantially in a form made available to Parent, and (g) reseller agreements in which the only licenses granted with respect to Intellectual Property Rights are in connection with the resale of Company Products or Services or a third party’s products or services.

“Stockholder” shall mean any holder of Company Capital Stock immediately prior to the First Effective Time.

“Straddle Period” shall mean any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” shall mean, with respect to any Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).

“Tax” shall mean any and all taxes, including, without limitation, any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, escheat, environmental or windfall profit, custom duty or other tax, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” shall mean any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Total Parent Shares” shall mean a number of shares of Parent Stock (rounded to the nearest share of Parent Stock) equal to the quotient obtained by dividing (a) the Total Stock Value by (b) the Collared Stock Price.

“Total Stock Value” shall mean $450,000,000.

“Transaction Expenses” shall mean, (a) all costs, fees and expenses (including all fees and disbursements of counsel, investment banks, financial advisors and accountants) payable by any member of the Company Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and the negotiation and preparation of this Agreement and the Ancillary Agreements, whether or not invoiced (including any such amounts required to be paid to any third party in connection with obtaining any consent, waiver or approval required to be obtained in connection with the consummation of the transactions), (b) 50% of the premium of the R&W Insurance Policy, (c) the premium of the D&O Tail Policy, (d) all transaction-related, retention, change of control or similar bonuses or payments, severance payments or benefits or other payments or other forms of compensation or benefits that are created, accelerated, accrue or become payable by any member of the Company Group to any present or former director, employee or consultant thereof in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (but excluding any payments or benefits accelerated, accrued or payable by any member of the Company Group to any director, employee or consultant thereof as the result of the termination of the service of any such director, employee or consultant by any member of the Company Group that occurs following the Closing), (e) any and all severance payments and benefits relating to a termination of employment occurring on or prior to the Closing, and (f) the employer portion of all Taxes required to be paid by the Parent, any of its Subsidiaries or any member of the Company Group in connection with payments made under clauses (d) or (e) hereof or payments to Optionholders pursuant to Section 2.5 (other than FICA Taxes, which will be paid by Parent).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“Unaccredited Consideration” shall mean the product of (a) the Common Per Share Amount multiplied by (b) the number of shares of Company Common Stock outstanding immediately prior to the First Effective Time not owned by Accredited Investors.

“VDR” shall mean the virtual data site entitled Jonata maintained by Donnelley Venue.

The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
2017/2018 Audited Financial Statements	4.6(a)
2019 Audited Financial Statements	6.18(a)
2019 Management Financial Statements	6.18(b)
Accredited Investor Certification	2.3(a)
Accredited Investor Certification Deadline	2.3(a)
Additional Interim Payment	6.19(b)
Advisory Group	10.18(b)
Agreement	Preamble
Book-Entry Shares	2.3(c)(ii)
Business Systems	4.15(e)
Buyers	10.19
Cardholder Data	4.15(g)
Certificates	2.3(c)(i)
Claim Certificate	7.4(a)
Closing	3.1
Closing Consideration Schedule	2.6(b)
Closing Date	3.1
Closing Statement	2.8(a)
Company	Preamble
Company Registered Intellectual Property Rights	4.15(a)
Company Written Consent	6.4(a)
Consenting Stockholders	Recitals
Consideration Adjustment	2.10(a)
Consideration Value Condition	8.2(f)
Continuing Employee	6.14(a)
Contributor	4.15(d)
D&O Tail Policy	6.6(b)
Deductible	7.3(a)
DGCL	Recitals
Dissenting Shares	2.4(a)
Earnout Escrow Account	2.7(b)
Earnout Escrow Amount	2.7(b)
Earnout Matter	2.7(b)
Environmental Laws	4.22
Equityholder Representative	Preamble
Equityholder Representative Engagement Agreement	10.18(b)
Equityholder Representative Expenses	10.18(b)
Equityholder Representative Group	10.18(b)

Escrow Agent	2.7(a)
Estimated Cash Consideration Amount	2.6(a)
Estimated Closing Certificate	2.6(a)
Estimated Closing Indebtedness	2.6(a)
Estimated Transaction Expenses	2.6(a)
Excess Dissenting Share Payments	2.4(b)
Exchange Act	5.10
Excluded Option	2.5
Expense Fund Amount	2.7(b)
Financial Statements	4.6(a)
First Certificate of Merger	1.2(a)
First Effective Time	1.2(a)
First Merger	Recitals
First Surviving Corporation	1.1(a)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Indemnity Escrow Account	2.7(a)
Indemnity Escrow Amount	2.7(a)
Independent Accounting Firm	2.8(c)
Insurance Policies	4.20
Initial Interim Payment Interim Period	6.19(a) 6.1(a)
Investcare Latest Balance Sheet	10.19 4.6(a)
Leased Real Property	4.16(b)
Leases	4.16(b)
Legal Request	6.17
Letter of Transmittal	2.3(c)(i)
Malicious Code	4.15(j)
Material Contracts	4.10(a)
Material Customer	4.23(a)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Subs	Preamble
Mergers	Recitals
Non-US Plans	4.18(i)
Objection Notice	2.8(b)
OSS Scan Results Outside Date	4.15(i) 9.1(b)
Parent	Preamble
Parent Indemnitees	7.2(a)
Parent Intellectual Property Parent Preferred Stock	5.15 5.2(a)
Parent Representative	6.18(c)
Parent SEC Reports	5.8
Paying Agent	2.3(b)

Payoff Amount	6.9
Payoff Letters	6.9
Per Share Mixed Consideration	2.5
Pre-Merger Communications	6.17
Privacy Contracts	4.15(f)
Privacy Policies	4.15(f)
Processing	4.15(f)
Related Person	4.19
Restrictive Covenant Agreement	8.3(m)
SBA Second Certificate of Merger	10.19 1.2(b)
Second Interim Payment	6.19(b)
Second Effective Time	1.2(b)
Second Merger	Recitals
Second Surviving Corporation Special Indemnity Escrow Account Special Indemnity Escrow Amount Special Indemnity Matter	1.1(b) 2.7(c) 2.7(c) 2.7(c)
Stockholder Indemnitees	7.2(b)
Stockholder Notice	6.4(b)
Support Agreement	Recitals
Survival Period Termination Date	7.1
Tangible Assets	4.9
Tax Contest	6.5(d)(i)
Third-Party Claim	7.5(a)
Transfer Taxes	6.5(c)
WARN Act	4.17(f)

10.2        Usage; Disclosure Schedules.

(a)           When a reference is made herein to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Unless otherwise specified herein, (a) “or” shall be construed in the inclusive sense of “and/or”; (b) words (including capitalized terms defined herein) in the singular shall be construed to include the plural and vice versa, and words (including capitalized terms defined herein) of one gender shall be construed to include the other gender as the context requires; (c) the terms “hereof” and “herein” and words of similar import shall be construed to refer to this Agreement as a whole (including all the Exhibits and the Disclosure Schedule) and not to any particular provision of this Agreement; (d) all references to “$” or dollars shall refer to United States Dollars; (e) “including” shall be deemed to mean “including, without limiting the generality of the foregoing”; (f) for the purposes of this Agreement, references to the term “delivered by the Company,” “delivered to Parent,” “furnished to Parent,” “made available to Parent” or similar expressions shall mean that the Company has posted such materials to the VDR, in a manner that enables viewing of such materials by Parent and its representatives, at least two days prior to the date of this Agreement; (g) references to any document, instrument or agreement (including this Agreement) (i) includes and incorporates all exhibits, schedules and other attachments thereto, and (ii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time; and (h) references to a particular Law (i) means such Law, as amended, modified, supplemented or succeeded from time to time and in effect at any given time and (ii) shall be deemed also to refer to all rules and regulations promulgated thereunder.

(b)          The Disclosure Schedule sets forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to a representation or warranty contained in Article IV or to one or more of the covenants contained in Article VI, except that any information set forth in one section of the Disclosure Schedule shall be deemed to apply to all other sections or subsections thereof to the extent that such applicability is reasonably apparent on the face of such disclosure.

10.3       Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent. Parent and the Merger Subs may, without the consent of the Company, assign all or any portion of their rights and obligations hereunder; provided, that, if such assignment by Parent or the Merger Subs is made prior to the Closing, then such assignment shall require the prior written consent of the Company unless the assignee(s) is (are) an Affiliate(s) of Parent. No such assignment shall release the assignor from any of its obligations hereunder.

10.4       Governing Law. This Agreement (and any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

10.5       Consent to Jurisdiction.

(a)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware, or Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Chancery Court of the State of Delaware or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Chancery Court of the State of Delaware or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Chancery Court of the State of Delaware or Federal court. Each party hereto agrees that (A) this Agreement involves at least $100,000.00 and (B) this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.9.

(b)           The parties hereto agree that the provisions of Section 10.5(a) shall not apply to Investcare.

10.6       Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (C) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7       Counterparts. This Agreement may be executed in one or more counterparts (including by email and PDF), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

10.8       Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits, appendices and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits, appendices and schedules attached hereto, all of which exhibits, appendices and schedules are incorporated herein by reference.

10.9       Notices. All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail with a copy sent by another means specified herein; the Business Day after it is sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g. Federal Express); and five Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested. In each case notice shall be addressed as follows, provided that with respect to notices deliverable to the Equityholder Representative, such notices shall be delivered solely via email or facsimile:

If to the Company (prior to the Closing), addressed to:

InTouch Technologies, Inc.

7402 Hollister Avenue

Goleta, CA 93117

Attn: Stephen L. Wilson

Telephone: (805) 562-8686

E-mail: swilson@InTouchHealth.com

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attn:  Robert G. Day

Telephone: (650) 493-9300
E-mail: RDay@wsgr.com

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105
Attn:  Robert T. Ishii

Telephone: (415) 947-2000
E-mail:  rishii@wsgr.com

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105
Attn:  C. Derek Liu

Telephone: (415) 947-2000
E-mail: dliu@wsgr.com

If to the Equityholder Representative, addressed to:

Fortis Advisors LLC

Attn: Notices Department (Project Thessa)
Facsimile No.: (858) 408-1843
E-Mail: notices@fortisrep.com

If to Parent, Merger Sub 1, Merger Sub 2 or the Second Surviving Corporation, addressed to:

Teladoc Health, Inc.

2 Manhattanville Road, Suite 203

Purchase, NY 10577

Attn: Adam C. Vandervoort

Telephone: (203) 742-1637

E-Mail: avandervoort@teladoc.com

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, California 90071
Attn:      Steven Stokdyk, Esq.
Telephone: (213) 891-7421
E-Mail: steven.stokdyk@lw.com

or to such other place and with such other copies as such party may designate for the purpose by written notice to the other parties.

10.10     Amendments; Waivers.

(a)           This Agreement may not be amended or modified except in an instrument in writing signed (i) if prior to the Closing, by the Company and Parent or (ii) if after the Closing, by the Equityholder Representative and Parent.

(b)           No purported waiver of any provision of this Agreement shall be binding upon any of the parties to this Agreement unless: (i) with respect to waivers by the Company, the Company has duly executed and delivered to Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; (ii) with respect to waivers by the Equityholder Representative, the Equityholder Representative has duly executed and delivered to Parent a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement; (iii) with respect to waivers by Parent or the Mergers Subs, Parent has duly executed and delivered to the Company or the Equityholder Representative (as applicable) a written instrument which states that it constitutes a waiver of one or more provisions of this Agreement. Any such waiver shall be effective only to the extent specifically set forth in such written instrument. Neither the exercise (from time to time and at any time) by a party of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute a waiver of the right to exercise, impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter. No waiver of any right, power or remedy of a party shall be deemed to be a waiver of any other right, power or remedy of such party or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

10.11     Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

10.12     Entire Agreement. This Agreement and the Ancillary Agreements and the Confidentiality Agreement, together with all exhibits, appendices and schedules (including the Disclosure Schedule), constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties hereto with respect to the subject matter hereof.

10.13     Construction. Each party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.14     No Personal Liability. This Agreement and all documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby have been negotiated, executed and delivered on behalf of the parties hereto by their respective officers, directors, employees, members, managers, partners, attorneys and/or agents in their representative capacities and not individually, and, except as set forth in this Agreement, no officer, director, employee, member, manager, partner, attorney or agent of any party hereto shall be bound or held to any personal liability or responsibility in connection with the agreements, obligations and undertakings by the parties hereunder and/or under any documents, understandings and arrangements relating hereto and/or to the transactions contemplated hereby.

10.15     Fees, Costs and Expenses. Except as otherwise set forth in this Agreement, each of the parties shall bear all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel or other representatives and consultants and appraisal fees, costs and expenses) incurred by such party hereto in connection with the negotiation of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

10.16     No Third-Party Beneficiaries. This Agreement and all of its conditions and provisions are for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision hereof; provided, however, that (i) any Person that is not a party to this Agreement but, by the terms of Article VII, is entitled to indemnification shall be considered a third-party beneficiary thereof and (ii) Section 6.6 shall be enforceable by the Persons named in Section 6.6(c).

10.17      Specific Enforcement. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.

10.18      Appointment of the Equityholder Representative.

(a)           By virtue of the approval of the Mergers and this Agreement by the Company Equityholders and without any further action of any of the Company Equityholders or the Company, Fortis Advisors LLC, is hereby appointed as the Equityholder Representative and as the true and lawful attorney-in-fact and exclusive agent under this Agreement and the Escrow Agreement. The Equityholder Representative shall have the power and authority (i) to do or refrain from doing any further act or deed on behalf of the Company Equityholders which the Equityholder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement and the Escrow Agreement; and (b) to do all things and to perform all acts, as contemplated by or deemed advisable by the Equityholder Representative in connection with this Agreement, the Escrow Agreement or that certain Equityholder Representative Engagement Agreement (defined below). Notwithstanding the foregoing, the Equityholder Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Equityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholder Representative in any ancillary agreement, schedule, exhibit or the Disclosure Schedule. The Equityholder Representative shall be entitled to: (x) rely upon the Closing Consideration Schedule, (y) rely upon any signature believed by it to be genuine, and (z) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Equityholder or other party. The Equityholder Representative may resign at any time, and may be removed or replaced by a majority of the Advisory Group. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(b)           Certain Company Equityholders have entered into an engagement agreement (the “Equityholder Representative Engagement Agreement”) with the Equityholder Representative to provide direction to the Equityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement (such Company Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholder Representative Group”), shall be liable to any Company Equityholder for any action or failure to act in connection with the acceptance or administration of the Equityholder Representative’s responsibilities hereunder, under the Escrow Agreement or under the Equityholder Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Company Equityholders, severally and not jointly, on a pro rata basis based on the amount of consideration to be received by each such Company Equityholder under this Agreement, shall indemnify, defend and hold harmless the Equityholder Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Equityholder Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Equityholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Equityholder Representative Engagement Agreement; provided that in no event shall such liability of any Company Equityholder exceed the amount of consideration received by such Company Equityholder under this Agreement. Such Equityholder Representative Expenses may be recovered first, from the Expense Fund Amount, second, from any distribution of the Escrow Amount otherwise distributable to the Company Equityholders at the time of distribution, and third, directly from the Company Equityholders. The Company Equityholders acknowledge that the Equityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Equityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Equityholder Representative shall not be required to take any action unless the Equityholder Representative has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Equityholder Representative against the costs, expenses and liabilities which may be incurred by the Equityholder Representative in performing such actions.

(c)           The powers, immunities and rights to indemnification granted to the Equityholder Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Equityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Equityholder of the whole or any fraction of his, her or its interest in the Escrow Funds. All actions taken by the Equityholder Representative under this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement shall be binding upon each Company Equityholder and such Company Equityholder’s successors as if expressly confirmed and ratified in writing by such Company Equityholder, and all defenses which may be available to any Company Equityholder to contest, negate or disaffirm the action of the Equityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement are waived.

10.19      No Recourse. Notwithstanding any of the terms or provisions of this Agreement, the Merger Subs and Parent (the “Buyers”) agree that neither they nor any person acting on their behalf may assert any claims or causes of action against any officer, director, partner, member or stockholder of Investcare Partners Limited Partnership, a Delaware limited partnership (“Investcare”) in connection with or arising out of this Agreement, the Ancillary Agreements, or the transactions contemplated hereby. It is understood and agreed by Investcare and the Buyers that the U.S. Small Business Administration (“SBA”) a Federal agency, is not a party to this Agreement, and that neither the SBA, either as a Receiver for Investcare or in any other capacity, nor any agent, employee or consultant of the SBA as Receiver or in any other capacity, shall have any liability with respect to any and all matters relating to, or arising under, this Agreement, the Ancillary Agreements or the transactions contemplated hereby. Accordingly, it is understood that the Buyers’ recourse with respect to any claims or causes of action asserted by the Buyers against Investcare shall be solely against the assets of the receivership estate of Investcare.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.

TELADOC HEALTH, INC.

By:	/s/ Jason Gorevic
Name: Jason Gorevic
Title: Chief Executive Officer

JONATA SUB ONE, INC.

By:	/s/ Adam Vandervoort
Name: Adam Vandervoort
Title: President

JONATA SUB TWO, INC.

By:	/s/ Adam Vandervoort
Name: Adam Vandervoort
Title: President

INTOUCH TECHNOLOGIES, INC.

By:	/s/ Joseph M. DeVivo
Name: Joseph M. DeVivo
Title: Chief Executive Officer

FORTIS ADVISORS LLC, solely in its capacity as the Equityholder Representative

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Signature Page to Merger Agreement